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As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-119281

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or Identification Number)	87-0393339 (I.R.S. Employer organization)
404 Wyman Street Waltham, MA 02451 (781) 464-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph A. LaSala, Jr.
Senior Vice President, General Counsel and Secretary
Novell, Inc.
404 Wyman Street
Waltham, MA 02451
(781) 464-8000
(Name, address, including zip code, and telephone
number, including area code, of agent for service of process)

Copies to:
Howard L. Shecter, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Tel: (212) 309-6000

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

P R O S P E C T U S

$600,000,000

0.50% Convertible Senior Debentures due 2024 and Common Stock issuable upon Conversion of the Debentures

        We issued $600,000,000 aggregate principal amount of our 0.50% Convertible Senior Debentures due 2024 on July 2, 2004. Under this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell their Debentures and the shares of common stock issuable upon conversion of their Debentures.

        The Debentures bear interest at the rate of 0.50% per annum. Interest on the Debentures is payable on January 15 and July 15 of each year, beginning on January 15, 2005.

        The Debentures are convertible under certain circumstances by holders into shares of our common stock initially at a conversion rate of 86.7905 shares of common stock per $1,000 principal amount of Debentures (subject to adjustment in certain events). This is equivalent to a conversion price of approximately $11.52 per share. In addition, if certain corporate transactions that constitute a change of control occur on or prior to July 15, 2009, we will increase the conversion rate in certain circumstances. The Debentures are convertible only: (1) if the price of our common stock reaches a specified threshold during specified periods, (2) if the trading price of the Debentures is below a specified threshold, subject to specified exceptions, (3) if the Debentures have been called for redemption, or (4) if specified corporate transactions occur, each as described in this prospectus.

        The Debentures will mature on July 15, 2024. The Debentures are our senior unsecured obligations and rank, in right of payment, the same as all of our existing and future senior unsecured indebtedness.

        On or after July 20, 2009, we may redeem for cash some or all of the Debentures at any time at a price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest, including liquidated damages, to but excluding the date fixed for redemption.

        Holders may require us to purchase some or all of their Debentures on July 15, 2009, July 15, 2014 and July 15, 2019, or upon the occurrence of a fundamental change, as described in this prospectus, at 100% of the principal amount of the Debentures to be purchased, plus any accrued and unpaid interest, including liquidated damages, to but excluding the purchase date.

        The Debentures initially were sold to qualified institutional buyers and are currently traded in the PORTAL market. However, Debentures sold by means of this prospectus are not eligible for trading in the PORTAL market. We do not intend to list the Debentures for trading on any national securities exchange or for quotation on any automated dealer quotation system. Our common stock is quoted on the Nasdaq National Market under the symbol "NOVL." The last reported sale price of our common stock on September 1, 2005, was $6.82 per share.

        Investing in the Debentures and the common stock issuable upon conversion of the Debentures involves risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus or the documents incorporated by reference herein. Any representation to the contrary is a criminal offense.

Prospectus dated September 2, 2005

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Where You Can Find More Information	ii
About this Prospectus	ii
Forward-Looking Statements	iii
Summary	1
Risk Factors	8
Use of Proceeds	18
Price Range of Common Stock	18
Dividend Policy	18
Capitalization	19
Ratio of Earnings to Fixed Charges	19
Description of the Debentures	20
Description of Capital Stock	40
United States Federal Income Tax Considerations	45
Selling Securityholders	53
Plan of Distribution	59
ERISA Considerations	63
Legal Matters	64
Experts	64

        In this prospectus and certain documents incorporated by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

        This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference.

        No person has been authorized to give any information or to make any representation concerning us or the Debentures or the common stock issuable upon conversion of the Debentures other than as contained in this prospectus, and, if given or made, such other information or representations should not be relied upon as having been authorized by us.

i

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our Web site at http://www.novell.com. The information on our Web site, unless specifically incorporated by reference herein or in documents specifically incorporated by reference herein, is not part of this prospectus. You can also obtain information about us at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition:

  •
  our annual report on Form 10-K for the fiscal year ended October 31, 2004;

  •
  our quarterly reports on Form 10-Q for the quarters ended January 31, 2005 and April 30, 2005;

  •
  our current reports on Form 8-K dated November 2, 2004, November 4, 2004, November 12, 2004, January 14, 2005, January 28, 2005, January 31, 2005, February 2, 2005, February 25, 2005 (except for information furnished under Item 2.02 and the related exhibit which is described under Item 9.01(c)), May 3, 2005, May 9, 2005 (Item 5.02), May 9, 2005 (Item 8.01), June 15, 2005, August 1, 2005 and August 2, 2005; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A filed on April 13, 1985 and any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed with the SEC by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Debentures and the common stock issuable upon conversion of the Debentures are incorporated by reference into and deemed to be a part of this prospectus from the date of filing of those documents. Any report "furnished" to the SEC, and not "filed" pursuant to the Exchange Act, will not be incorporated by reference into or deemed a part of this prospectus unless such report specifically provides that it is incorporated by reference into this prospectus.

        You may request a copy of any or all of the documents referred to above other than exhibits to such documents that are not specifically incorporated by reference therein. Mailed copies of these documents can be obtained free of charge through our automated telephone access system at 800-317-3195 or by emailing Novell's investor relations department at irmail@novell.com.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC for a continuous offering process. Under this prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

ii

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC Web site, our Web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus, including documents incorporated by reference, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included or incorporated by reference in this prospectus, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, and objectives of management constitute "forward-looking statements". The words "expect," "anticipate," "believe," "intend," "will," and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These statements are based on information that is currently available to us, speak only as of the date hereof, and are subject to certain risks and uncertainties. We expressly disclaim any obligation or undertaking to update or revise forward-looking statements contained or incorporated by reference herein to reflect any change in our expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part. Our actual results may differ materially from the results discussed in or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in the "Risk Factors." Readers should carefully review the risk factors set forth in this document and in other documents we file from time to time with the SEC.

iii

SUMMARY

        The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the Debentures as well as the tax and other considerations that are important to you in making a decision whether to invest in the Debentures and the common stock issuable upon their conversion. In this prospectus, we refer to Novell, Inc. and its subsidiaries as "we," "us," "our" or "Novell," unless we specifically indicate otherwise or the context clearly indicates otherwise. Notwithstanding the foregoing, you should be aware that Novell, Inc. is the sole obligor of the Debentures.

Novell, Inc.

        We are a leading provider of information solutions, a position we have been in since 1983. We provide identity-based computing solutions and Linux and platform services solutions on several operating systems, including Linux, NetWare, Windows, and Unix. All of our solutions are supported by our worldwide services, including consulting, training and technical services. Through these solutions, our customers can deliver information or system resources from diverse sources, regardless of how they are implemented and regardless of how they connect, in a secure and personalized way. We create value for our customers by reducing the cost, complexity and vulnerability of today's information environments, allowing customers to optimize the performance of the resources and assets that they employ. With approximately 6,000 employees globally, we serve customers all over the world.

        We deliver this value to our customers by developing, maintaining and delivering the following four solution categories:

        Identity-based computing solutions.    Our identity-based computing products include identity management, web services, and resource management applications that offer a full suite of capabilities, including the following:

  •
  secure authentication and authorization services;

  •
  single sign-on;

  •
  provisioning capabilities;

  •
  portal and web services application infrastructure; and

  •
  centralizing, automating, and simplifying network management.

        We believe that customers have recognized the need to manage the access, utilization, and optimization of assets through information systems that can interpret, implement, and administer business policies, not only within organizations, but also between organizations and their customers and trading partners. Our web services solutions enable organizations to balance growing user demands for services and information with the organization's demands for increased security. Through identity management and web services, customers can integrate business processes and systems, extending them within and across enterprise boundaries to interact with customers, employees, suppliers and partners. This affords organizations the opportunity to make changes to their business operations without incurring the cost of constantly changing their underlying application software. These identity-based technologies not only regulate access to information and applications, but are also increasingly becoming core components of numerous other products such as mobile phones and other digital devices. Our identity-driven, directory-based management modules allow customers to manage their computing environment from a single, central location. Our strategy has been to develop identity-driven technologies as a set of discrete services to accelerate time to value, as opposed to the use of a single monolithic application that can take years to implement and deploy.

        Linux and platform services solutions.    We offer two major operating system platforms, NetWare and SUSE LINUX, in support of our Linux and platform services solutions. Our solutions offer an enterprise-ready, scalable approach to networking and collaboration services—including file, print, messaging, scheduling, and workspace. Our products are designed to operate within existing heterogeneous computing environments as well as to provide tools and strategies to allow easy migration between platforms to fit better with our customers' technology plans.

        A major focus of our Linux and platform services solutions is to embrace and promote open source computing. Open source is a term used to describe software source code that generally allows free use, modification, and distribution of source code, subject to certain conditions. Open source software is generally built by a community of developers, many of whom are unaffiliated with each other. Corporations also fund open source projects or contribute code into open source to further assist the development efforts. We believe that a major shift toward open source software is underway as companies are more critically evaluating the cost effectiveness of their information technology ("IT") investments, are intrigued about having access to the source code, and are looking for ways to avoid vendor lock-in.

        We believe that we are uniquely positioned to drive the transition to greater use of open source software, as well as to benefit from this trend. Widespread adoption of Linux and open source software was initially hindered by weak technical support and a lack of applications, shortcomings that we are particularly well positioned to address. We leverage our financial stability, experience, and global support capabilities to help our customers integrate Linux and other open source software into their existing IT environments. While the flexibility and cost savings of Linux and open source have made it attractive to enterprise customers, we believe these businesses look to proprietary software vendors to provide applications, management, and security. With our SUSE LINUX open source platform and our other Linux and platform services solutions, our customers can deploy the best of proprietary and open source software that many businesses find more attractive. As an example, our GroupWise product now allows customers to collaborate seamlessly across their Windows and Linux environments. We also provide solutions allowing IT managers to centrally control Linux, NetWare, and Windows systems in a consistent and straightforward way.

        Worldwide services.    We provide worldwide IT consulting, training, and support services to address our customers' needs. Our worldwide IT consulting services provide the business knowledge and technical expertise to help our customers implement and achieve maximum benefit from our products and solutions. We also offer open source and identity driven services that are focused to aid our customers in rapidly integrating applications or migrating existing platforms to Linux.

        Through our training services, we offer skills assessments, advanced technical training courses, and customized training directly and through authorized training service partners. We also offer testing and certification programs to systems administrators, engineers, salespeople, and instructors on a wide variety of technologies, including Linux. Over a decade ago, we introduced the concept of software engineer certifications. Building on this program, we introduced our Novell Certified Linux Engineer and Novell Certified Linux Professional programs to accelerate the adoption of Linux and open source in the enterprise.

        We provide our customers with a global support structure covering proprietary and open source technical support. We deliver our technical support services through a variety of channels, including on-site dedicated resources as well as through telephone, web, e-mail, and remote systems management.

        Celerant Consulting.    Celerant, a majority-owned subsidiary of Novell, provides value-based, operational strategy and implementation consulting services to a wide variety of customers worldwide, mainly in Europe and the United States. Celerant delivers rapid improvements in process and personnel performance, leading to sustained bottom-line benefits within clearly defined time frames.

Corporate Information

        Our principal executive offices are located at 404 Wyman Street, Suite 500, Waltham, MA 02451, and our telephone number is (781) 464-8000. Our common stock is traded on the Nasdaq National Market under the symbol "NOVL."

Risk Factors

        You should read the "Risk Factors" section and the other information in this prospectus to understand the risks associated with an investment in the Debentures and the common stock issuable upon conversion of the Debentures.

The Offering

General

        We issued $600,000,000 aggregate principal amount of our 0.50% Convertible Senior Debentures due 2024 in a transaction exempt from the registration requirements of the Securities Act on July 2, 2004. In connection with that issuance, we agreed to register the Debentures and the common stock issuable upon conversion of the Debentures for resale by their holders. This prospectus may be used by selling securityholders to resell their Debentures and shares of common stock issuable upon conversion of the Debentures.

Securities Offered

        $600,000,000 principal amount of 0.50% Convertible Senior Debentures due 2024, and shares of our common stock issuable upon conversion of the Debentures pursuant to the conversion rights described below.

Debentures
Issuer	Novell, Inc.
Maturity Date	July 15, 2024.
Interest	0.50% per annum on the principal amount, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2005.
Ranking
The Debentures are our senior unsecured obligations and rank, in right of payment, the same as all of our existing and future senior unsecured indebtedness. The Debentures rank senior in right of payment to all of our subordinated indebtedness and are effectively subordinated to any secured indebtedness and to indebtedness and other liabilities of our subsidiaries. As of October 31, 2004, neither we nor our subsidiaries had any outstanding indebtedness, other than the Debentures and intercompany indebtedness.
Conversion Rights	Holders may convert their Debentures into shares of our common stock prior to the close of business on the business day prior to the maturity date only under the following circumstances:
•
during any fiscal quarter after our fiscal quarter ending October 31, 2004 (and only during such fiscal quarter) if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 130% of the conversion price per share of our common stock;

•
subject to certain exceptions, during the five business day period following any five consecutive trading day period in which the trading price of the Debentures for each day of such period was less than 98% of the product of the sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures;
• if the Debentures have been called for redemption; or
• upon the occurrence of specified corporate transactions described under "Description of Debentures—Conversion Rights—Conversion Upon Specified Corporate Transactions."

For each $1,000 principal amount of Debentures surrendered for conversion you may convert your Debentures into 86.7905 shares of our common stock. This represents an initial conversion price of approximately $11.52 per share of common stock.

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend, but will not be adjusted for accrued and unpaid interest. In addition, if certain corporate transactions that constitute a change of control occur on or prior to July 15, 2009, we will increase the conversion rate in certain circumstances. See "Description of Debentures—Conversion Rights—General."

By delivering to the holder the number of shares of common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligations with respect to the Debentures subject to the conversion. Accordingly, upon conversion of a Debenture, accrued and unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited.
Optional Redemption
On or after July 20, 2009, we may redeem for cash some or all of the Debentures at any time at a price equal to 100% of the principal amount of the Debentures to be redeemed plus any accrued and unpaid interest, including liquidated damages, to but excluding the date fixed for redemption. Debentures called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date. See "Description of Debentures—Optional Redemption."
Purchase of Debentures By Us at the Option of the Holder	Each holder of the Debentures has the right to require us to purchase some or all of its Debentures on July 15, 2009, July 15, 2014 and July 15, 2019, each of which we refer to as a purchase date.

In each case, we will pay a purchase price equal to 100% of the principal amount of the Debentures to be purchased, plus any accrued and unpaid interest, including liquidated damages. See "Description of Debentures—Purchase of Debentures By Us at the Option of the Holder."
Fundamental Change
Upon a fundamental change, each holder of the Debentures may require us to repurchase some or all of its Debentures at a purchase price equal to 100% of the principal amount of the Debentures, plus any accrued and unpaid interest, including liquidated damages. See "Description of Debentures—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder."
United States Federal Income Tax Considerations

A United States holder of a Debenture will be required to include interest on the Debenture in income for federal income tax purposes at the time that such interest is received or accrues, in accordance with such holder's method of accounting for federal income tax purposes. A United States holder of a Debenture will generally recognize gain or loss on the sale, exchange (other than a conversion), redemption or repurchase of such Debenture in an amount equal to the difference between the amount realized on the sale, exchange, redemption or repurchase (other than amounts attributable to accrued but unpaid interest) and such holder's federal income tax basis in the Debenture. Except to the extent of common stock received attributable to accrued interest and with respect to cash received in lieu of a fractional share of common stock, a United States holder of a Debenture generally will not recognize any income, gain or loss upon conversion of a Debenture into our common stock.

In the event of certain adjustments to the conversion rate of the Debentures, a United States holder of a Debenture will be treated as having received a constructive distribution taxable as a dividend. See "United States Federal Income Tax Considerations—United States Holders—Conversion Rate Adjustments."

A non-United States holder of a Debenture that does not hold such Debenture in connection with the conduct of a trade or business in the United States will generally not be subject to U.S. federal income, withholding or backup withholding tax with respect to principal and interest payments on the Debenture, provided certain requirements are met as described in "United States Federal Income Tax Considerations—United States Alien Holders—Payments on the Debentures" and "United States Federal Income Tax Considerations—United States Alien Holders—Backup Withholding and Information Reporting."

A non-United States holder of a Debenture that does not hold such Debenture in connection with the conduct of a trade or business in the United States will generally not be subject to U.S. federal income or withholding tax on the sale, exchange, conversion, redemption or repurchase of the Debenture, except to the extent of amounts received that are attributable to accrued but unpaid interest, which amounts will generally not be subject to U.S. federal income or withholding tax provided certain requirements are met as described in "United States Federal Income Tax Considerations—United States Alien Holders—Payments on the Debentures."

A non-United States holder may be treated as having received a constructive distribution taxable as a dividend upon certain adjustments to the conversion rate of the Debentures. Such dividends may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty. See "United States Federal Income Tax Considerations—United States Alien Holders—Distributions on our Common Stock."

Common Stock

        See "Description of Capital Stock—Common Stock," for a summary of the terms of our common stock.

Use of Proceeds

        We will not receive any of the proceeds from the sale by any selling securityholder of the Debentures or the common stock offered under this prospectus. See "Use of Proceeds."

Trading

        The Debentures are currently eligible for trading in the PORTAL market. However, Debentures resold using this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to apply for listing of the Debentures on any national securities exchange or for quotation on any automated dealer quotation system.

        Our common stock is quoted on the Nasdaq National Market under the symbol "NOVL."

Summary Consolidated Financial Data

        The summary consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation," contained in our SEC filings which are incorporated by reference herein. The consolidated statements of operations data for the fiscal years ended October 31, 2002, 2003 and 2004 and consolidated balance sheet data as of October 31, 2003 and 2004 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2004, that is incorporated by reference herein. The consolidated statements of operations data for the fiscal years ended October 31, 2000 and 2001, and consolidated balance sheet data as of October 31, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements, that are not included or incorporated by reference in this prospectus. For financial data for the interim periods subsequent to the year ended October 31, 2004 please see our reports filed with the SEC under the Exchange Act which are incorporated by reference in this prospectus.

	Fiscal Year Ended October 31,
	2004	2003	2002	2001	2000
	(Amounts in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$1,165,917	$1,105,496	$1,134,320	$1,050,796	$1,161,735
Gross profit	750,238	666,778	684,902	712,162	834,337
Income (loss) from operations	65,692	(27,822)	(68,125)	(120,813)	(31,582)
Income (loss) before taxes	74,974	(55,010)	(92,225)	(276,766)	70,672
Income tax expense (benefit)	17,786	106,894	10,896	(14,944)	21,202
Net income (loss) before accounting change	57,188	(161,904)	(103,121)	(261,822)	49,470
Cumulative effect of accounting change, net of tax(1)	—	—	(143,702)	(11,048)	—
Net income (loss)	57,188	(161,904)	(246,823)	(272,870)	49,470
Deemed dividend related to beneficial conversion feature of preferred stock	(25,680)	—	—	—	—
Dividend on preferred stock	(416)	—	—	—	—
Net income (loss) available to common stockholders	$31,092	$(161,904)	$(246,823)	$(272,870)	$49,470
Net income (loss) per common share, basic and diluted	$0.08	$(0.44)	$(0.68)	$(0.82)	$0.15
	As of October 31,
	2004	2003	2002	2001	2000
	(Amounts in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,211,467	$751,852	$635,858	$705,243	$698,193
Working capital	842,120	404,095	328,031	416,463	552,281
Total assets	2,291,548	1,567,653	1,665,065	1,904,006	1,712,346
Long-term debt	600,000	—	—	—	—
Redeemable convertible preferred stock	25,000	—	—	—	—
Stockholders' equity	$963,364	$934,470	$1,065,542	$1,270,667	$1,245,085

(1)
In fiscal 2001 we changed our method of accounting for revenue related to product sales to distribution channel partners from recognizing the revenue upon shipment to the distribution partner to recognizing such revenue upon the sale by the distribution partner to the end user.

In fiscal 2002 we adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," resulting in a transitional goodwill impairment loss.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Debentures and our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated herein by reference.

Risks Related to our Business

Our NetWare revenue stream continues to deteriorate.

        We have been selling and upgrading NetWare for many years, sales of which have been declining. Our next generation of NetWare enterprise-ready operating system and services, Open Enterprise Server, will give customers the opportunity to choose between a NetWare operating system and a Linux operating system, providing NetWare customers a means to migrate to Linux and open source solutions while maintaining enterprise-class functionality to which they have become accustomed. Our goal is that by providing a migration strategy, we will retain existing NetWare customers and gain new customers who are looking for the additional benefits that open source has to offer. If this strategy is unsuccessful, our NetWare revenue stream will deteriorate faster than the growth of revenue streams from our other products.

We had net losses in fiscal years 2002 and 2003 and may not maintain profitability.

        We had net losses of $161.9 million in 2003 and $246.8 million in 2002. Although we generated net income of $57.2 million in 2004, we cannot be certain that we will generate sufficient revenues to achieve and maintain profitability. If our revenues grow more slowly than we anticipate, or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business will be materially and adversely affected.

If our identity management and Linux and platform services solutions do not grow at the rate we anticipate, our growth will be negatively impacted.

        Our product strategy focuses on two specific areas: identity management and web services solutions, and Linux and platform services solutions with a specific emphasis on open source platforms. We have focused on these offerings because we believe that identity driven solutions and open source platforms are two of the fastest growing areas in our industry, and we believe that they represent the best opportunity for us to profitably grow our revenues. Our ability to achieve success with this strategy is dependent on a number of factors including, but not limited to, the following:

  •
  the growth of these markets;

  •
  development of key product solutions and upgrades;

  •
  the acceptance of these solutions by clients, particularly enterprise companies;

  •
  enticing customers to upgrade from older versions of our products to newer versions;

  •
  successfully selling technical support and other Novell solutions to our maintenance customers of our open source products; and

  •
  the acceptance of those products by large industry partners and major accounts.

We may not be able to successfully compete in a challenging market for computer software and consulting services.

        The industries we compete in are highly competitive. We expect competition to continue to increase both from existing competitors and new market entrants. Competitors of our identity management and web services solutions and Linux and platform services solutions include Microsoft Corporation, International Business Machines Corporation, Sun Microsystems, Inc., Hewlett-Packard Company, Altiris, Inc. and Computer Associates International Inc. Our primary competitor in the North America Linux market is Red Hat, Inc. Competitors of our worldwide services group include IBM, Accenture Ltd., HP, Computer Services Corporation and Capgemini Group. Competitors of our Celerant consulting segment include A.T. Kearney, McKinsey, IBM Global Services, Capgemini Group, and The Management Consulting Group. Many of our competitors have greater financial, technical and marketing resources than we have. We believe that competitive factors common to all of our operating segments include:

  •
  the pricing of our products and services and the pricing strategies of our competitors;

  •
  the timing and market acceptance of new solutions developed by us and our competitors;

  •
  brand and product awareness;

  •
  the performance, reliability and security of our products;

  •
  the ability to preserve our legacy customer base;

  •
  our ability to establish and maintain key strategic relationships with distributors, resellers and other partners; and

  •
  our ability to attract and retain highly qualified development, consulting and managerial personnel.

If third parties claim that we infringed upon their intellectual property, our ability to use some technologies and products could be limited and we may incur significant costs to resolve these claims.

        Litigation regarding intellectual property rights is common in the software industry. We have from time to time received letters or been the subject of claims suggesting that we are infringing upon the intellectual property rights of others. In addition, we have faced and expect to continue to face from time to time disputes over rights and obligations concerning intellectual property. The cost and time of defending ourselves can be significant. If an infringement claim is successful, we and our customers may be required to obtain one or more licenses from third parties, and we may be obligated to pay or reimburse our customers for monetary damages. In such instances, we or our customers may not be able to obtain necessary licenses from third parties at a reasonable cost or at all, and may face delays in product shipment while developing or arranging for alternative technologies, which could adversely affect our operating results.

In the event claims for indemnification are brought for intellectual property infringement, we could incur significant expenses, thereby adversely affecting our results of operations.

        We indemnify customers against certain claims that our products infringe upon the intellectual property rights of others. Additionally, under our Novell Linux Indemnification Program, we offer indemnification for copyright infringement claims made by third parties against registered Novell customers who obtain SUSE LINUX Enterprise Server 8®, SUSE LINUX Enterprise Server 9, SUSE LINUX Retail Solution, and Novell Linux Desktop and who, after January 12, 2004, obtain upgrade protection and a qualifying technical support contract from us or a participating channel partner. Although indemnification programs for proprietary software are common in our industry, indemnification programs that cover open source software are not. For example, The SCO Group, Inc.

("SCO") has brought claims against two end users of Linux and has threatened to bring claims against other end users of Linux arising out of the facts alleged in SCO's lawsuit against IBM and in SCO's public statements. In the event that claims for indemnification are brought for intellectual property infringement, we could incur significant expense reimbursing customers for their legal costs and, in the event those claims are successful, for damages.

Legal actions being taken by SCO could adversely affect our revenues and business plan if these legal actions cause a reduction in demand for our SUSE LINUX and Ximian products.

        SCO filed a legal action in March 2003 against IBM alleging, among other things, that Linux is an unauthorized derivative of UNIX and that portions of UNIX intellectual property that SCO alleges it owns have been included in the Linux operating system without authorization. In addition, SCO has warned that legal liability for the use of Linux may extend to commercial users, has threatened users with litigation and sought licensing fees from them, and more recently has filed Linux related suits against other parties. As discussed below, SCO has also sued Novell for slander of title relating to disputes about whether Novell or SCO owns the copyrights to UNIX, on which some of SCO's Linux-related claims depend. It is possible that SCO's actions may reduce general demand for Linux and Linux-related products and services. In this event, demand for our Linux (or open-source) products and services could decrease, thereby reducing revenue, and would otherwise adversely affect our business since we have made a strategic decision to become active in the Linux market.

A lawsuit filed against us by SCO could result in a substantial judgment against us and adversely affect our revenues and business plan if they are successful.

        In January 2004, SCO filed suit against us in the Third Judicial District Court of Salt Lake County, State of Utah. We removed the claim to the U.S. District Court, District of Utah. SCO's original complaint alleged that our public statements and filings regarding the ownership of the copyrights in UNIX and UnixWare have harmed SCO's business reputation and affected its efforts to protect its ownership interest in UNIX and UnixWare. The District Court dismissed the original complaint, but allowed SCO an opportunity to file an amended complaint, which SCO did in July 2004. As with the original complaint, SCO is again seeking to require us to assign all copyrights that we have registered in UNIX and UnixWare to SCO, to prevent us from representing that we have any ownership interest in the UNIX and UnixWare copyrights and to require us to withdraw all representations we have made regarding our ownership of the UNIX and UnixWare copyrights and to pay actual, special and punitive damages in an amount to be proven at trial. We have again sought to dismiss SCO's amended complaint. Our revenues and business plan could be adversely affected if SCO is ultimately successful.

We have experienced delays in the introduction and acceptance of new products due to various factors, resulting in lost revenue.

        We have in the past experienced delays in the introduction of new products due to a number of factors, including the complexity of software products, the need for extensive testing of software to ensure compatibility of new releases with a wide variety of application software and hardware devices, the need to "debug" products prior to extensive distribution, and with regard to our open-source products, our increasing reliance on the work of third parties not employed by us. Additionally, our open source offerings depend to a large extent on the efforts of developers not employed by us for the creation and update of open source technologies. For example, Linus Torvalds, the original developer of the Linux kernel, and a small group of engineers, many of whom are not employed by us, are primarily responsible for the development and evolution of the Linux kernel that is a key component of our Open Enterprise Server offering. The timing and nature of new releases of the Linux kernel are controlled by these third parties. Delays in developing, completing, or shipping new or enhanced products could result in delayed or reduced revenues for those products and could adversely impact customer acceptance of those offerings.

We benefit from the open source contributions of third-party programmers and corporations, and if they cease to make these contributions, our product strategy could be adversely affected.

        Our open source offerings depend to a large extent on the efforts of developers not employed by us for the creation and update of open source technologies. Also, we and many other corporations contribute software into the open source movement. If key members, or a significant percentage, of this group of developers or corporations decides to cease development of the Linux kernel or other open source applications, we would have to either rely on another party (or parties) to develop these technologies, develop them ourselves or adapt our product strategy accordingly. This could increase our development expenses, delay our product releases and upgrades or adversely impact customer acceptance of open source offerings.

We may not be able to attract and retain qualified personnel because of the intense competition for qualified personnel in the computer and consulting industries.

        Our ability to maintain our competitive technological position depends, in large part, on our ability to attract and retain highly qualified development, consulting, and managerial personnel. Competition for personnel of the highest caliber is intense in the software and consulting industries. The loss of certain key individuals, or a significant group of key personnel, would adversely affect our performance. The failure to successfully hire suitable replacements in a timely manner could have a material adverse effect on our business.

If our relationships with other IT services organizations become impaired we could lose business.

        We maintain relationships with IT services organizations that recommend, design and implement solutions for their customers' businesses that include our products. Any of these organizations could decide at any time to not continue to do business with us or to not recommend our products. A change in the willingness of these IT services organizations to do business with us or recommend our products could result in lower revenues.

The success of our acquisitions is dependent on our ability to integrate personnel, operations and technology, and if we are not successful, our revenue will not grow at the rate we anticipate.

        Achieving the benefits of acquisitions will depend in part on the successful integration of personnel, operations and technology. The integration of acquisitions will be subject to risks and will require significant expenditure of time and resources. The challenges involved in integrating acquisitions include the following:

  •
  obtaining synergies from the companies' organizations;

  •
  obtaining synergies from the companies' service and product offerings effectively and quickly;

  •
  bringing together marketing efforts so that the market receives useful information about the combined companies and their products;

  •
  coordinating sales efforts so that customers can do business easily with the combined companies;

  •
  integrating product offerings, technology, back office, human resources, accounting and financial systems;

  •
  assimilating employees who come from diverse corporate cultural backgrounds into a common business culture revolving around our solutions offerings; and

  •
  retaining key officers and employees who possess the necessary skills and experience to quickly and effectively transition and integrate the businesses.

        Failure to effectively and timely complete the integration of acquisitions could materially harm the business and operating results of the combined companies. In addition, goodwill related to any acquisitions could become impaired. Furthermore, we may assume significant liabilities in connection with acquisitions we make or become responsible for liabilities of the acquired businesses.

Our financial and operating results may vary and may fall below analysts' estimates, which may cause the price of our common stock to decline.

        We do not currently provide estimates of our revenues or results of operations for future periods. Our operating results may fluctuate from quarter to quarter due to a variety of factors including, but not limited to:

  •
  timing of orders from customers and shipments to customers;

  •
  impact of foreign currency exchange rates on the price of our products in international locations;

  •
  inability to respond to the decline in revenue through the distribution channel; and

  •
  inability to deliver solutions as expected by our customers and systems integration partners.

        In addition, we often experience a higher volume of revenue at the end of each quarter and during the fourth quarter of our fiscal year. Because of this, fixed costs that are out of line with revenue levels may not be detected until late in any given quarter and results of operations could be adversely affected.

        Due to these factors or other unanticipated events, quarter-to-quarter comparisons of our operating results may not be reliable indicators of our future performance. In addition, from time to time our quarterly financial results may fall below the expectations of the securities and industry analysts who publish reports on our company, or of investors generally. This could cause the market price of any of our securities to decline, perhaps significantly.

We face increased risks in conducting a global business.

        We are a global corporation with offices and subsidiaries around the world and, as such, we face risks in doing business abroad that we do not face domestically. Certain aspects inherent in transacting business internationally could negatively impact our operating results, including:

  •
  costs and difficulties in staffing and managing international operations;

  •
  unexpected changes in regulatory requirements;

  •
  tariffs and other trade barriers;

  •
  difficulties in enforcing contractual and intellectual property rights;

  •
  longer payment cycles;

  •
  local political and economic conditions;

  •
  potentially adverse tax consequences, including restrictions on repatriating earnings and the threat of "double taxation"; and

  •
  fluctuations in currency exchange rates, which can affect demand and increase our costs.

We may not be able to protect our confidential information, and this could adversely affect our business.

        We generally enter into contractual relationships with our employees that protect our confidential information. The misappropriation of our trade secrets or other proprietary information could seriously harm our business. In addition, we may not be able to timely detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. In the event we are unable to enforce these contractual obligations and our intellectual property rights, our business could be adversely affected.

Some of our short-term, long-term, and venture capital fund investments have become impaired and additional investments could become impaired.

        Our investment portfolio includes investments in public equity securities, small capitalization stocks in the high-technology industry sector, private companies, and funds managed by venture capitalists. Many of these investments might become other-than-temporarily impaired. During our fiscal years ended October 31, 2004 and 2003, we recorded impairment charges of $5 million and $35 million, respectively, related to some of the investments in our portfolio whose market value had experienced an other-than-temporary decline. As of October 31, 2004, we had net unrealized gains, net of taxes, on investments totaling approximately $0.1 million. If the funds in which we have invested suffer poor financial performance, or if the private companies in which we have invested are not successfully acquired or undertake initial public offerings, the value of our investments may decrease further.

Our consulting services contracts contain pricing risks and, if our estimates prove inaccurate, we could lose money.

        Our IT and Celerant consulting services derive a portion of their revenue from fixed-price, fixed-time contracts. Because of the complex nature of the services provided, it is sometimes difficult to accurately estimate the cost, scope and duration of particular client engagements. If we do not accurately estimate the resources required for a project, do not accurately assess the scope of work associated with a project, do not manage the project properly, or do not satisfy our obligations in a manner consistent with the contract, then our costs to complete the project could increase substantially. We have occasionally had to commit unanticipated additional resources to complete projects, and may have to take similar action in the future. We may not be compensated for these additional costs or the commitment of these additional resources. Additionally, our Celerant consulting business derives revenue from projects priced on a contingency basis. If results are not met, or if a dispute arises, we may not be able to realize a potentially large amount of revenue.

Our IT and Celerant consulting clients can cancel or reduce the scope of their engagements with us on short notice.

        If our clients cancel or reduce the scope of an engagement with our IT or Celerant consulting business, we may be unable to reassign our professionals to new engagements without delay. Personnel and related costs constitute a substantial portion of our operating expenses. Because these expenses are relatively fixed, and because we establish the levels of these expenses well in advance of any particular quarter, cancellations or reductions in the scope of client engagements could result in the under-utilization of our professional services employees, causing significant reductions in operating results for a particular quarter.

Recent changes in the accounting treatment of the Debentures has caused and in the future may cause us to report significant dilution of our earnings per share.

        In November 2004, the Emerging Issues Task Force reached a final conclusion on Issue 04-8 that changed the accounting treatment for contingent convertible debt, including the Debentures. As a result, net income attributable to common stockholders is adjusted to exclude interest expense and the amortization of issuance costs on the debt and the shares of common stock issuable upon conversion of the Debentures are included in the calculation of diluted earnings per share, under the if-converted method, if dilutive. This change has retroactive effect and caused us to report, in our Form 10-Q for our first quarter of fiscal 2005, significant dilution of our earnings per share reflecting the impact of the outstanding Debentures. The trading price of our common stock may suffer due to the report of lower earnings per share.

Risks Related to the Debentures and our Common Stock

The Debentures are effectively subordinated to any secured debt we may incur and the debt of our subsidiaries.

        The Debentures are not secured by any of our assets and therefore would be effectively subordinated to any secured debt we may incur. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the Debentures.

        Because we operate a significant portion of our business through subsidiaries, we derive revenues from, and hold assets through, those subsidiaries. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the Debentures, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors, to the extent that we are not a creditor of such subsidiary. In addition, even where we are a creditor of a subsidiary, our rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness. As of October 31, 2004, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness.

We may be unable to purchase the Debentures for cash on specified dates or following a fundamental change.

        Holders of the Debentures have the right to require us to repurchase the Debentures on specified dates or upon the occurrence of a fundamental change prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required purchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to purchase the Debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. However, if we fail to purchase the Debentures as required by the indenture, it would constitute an event of default under the indenture governing the Debentures which, in turn, may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement.

There is currently no public market for the Debentures, and an active trading market may not develop for the Debentures. The failure of a market to develop for the Debentures could adversely affect the liquidity and value of your Debentures.

        There is no existing market for the Debentures. Although the Debentures that were sold to qualified institutional buyers under Rule 144A are eligible for trading on the PORTAL market, any Debentures resold under this prospectus will no longer trade on the PORTAL market. We do not intend to apply for listing of the Debentures on any securities exchange or for quotation on any automated dealer quotation system. A market may not develop for the Debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the Debentures, the market price and liquidity of the Debentures may be adversely affected.

        The liquidity of the trading market, if any, and future trading prices of the Debentures will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the Debentures may be subject to disruptions that could have a negative effect on the holders of the Debentures, regardless of our operating results, financial performance or prospects.

        Even though we will have registered the Debentures and the shares of underlying common stock, we will have the right, pursuant to the registration rights agreement, to suspend the use of the shelf registration statement in certain circumstances. In the event of such a suspension, you will not be able to sell any Debentures or shares of common stock issuable upon conversion of the Debentures except in transactions that are exempt from the registration requirements of the Securities Act and hedging transactions may not be conducted unless in compliance with the Securities Act. If no such exemption is available, you will not be able to sell your Debentures or any shares of our common stock issued upon conversion of Debentures.

The conditional conversion feature of the Debentures could result in you receiving less than the value of the common stock into which a Debenture is convertible.

        The Debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your Debentures, and you may not be able to receive the value of the common stock into which the Debentures would otherwise be convertible.

The Debentures do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Debentures.

        We are not restricted under the terms of the Debentures from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the Debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Debentures could have the effect of diminishing our ability to make payments on the Debentures when due. Certain of our other debt instruments may, however, restrict these and other actions.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict.

        The trading prices of the Debentures may be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the Debentures than would be expected for nonconvertible debt securities.

        It is impossible to predict whether the prices of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Debentures, or the perception that such sales may occur, could affect the price of our common stock.

        The prices of our common stock also could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity. The hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

Our stock price will fluctuate.

        Our future earnings and stock price could be subject to significant volatility, particularly on a quarterly basis. Due to analysts' expectations, any shortfall in anticipated earnings can be expected to have an immediate and significant adverse effect on the trading price of our common stock in any given period. Revenue fluctuations may also contribute to the volatility of the trading price of our common stock in any given period.

        In addition, the market prices for securities of software companies have been, and continue to be, very volatile. The market price of our common stock, in particular, has been subject to wide fluctuations in the past. As a result of the foregoing factors and other factors that may arise in the future, the market price of our common stock may be subject to significant fluctuations within a short period of time. These fluctuations may be due to factors specific to us, to changes in analysts' earnings estimates, or to factors affecting the computer industry or the securities markets in general.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of Debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

        The conversion rate of the Debentures is subject to adjustment for certain events including, but not limited to, dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under "Description of Debentures—Conversion Rights—Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that an event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

You may have to pay taxes with respect to some distributions on our common stock that result in adjustments to the conversion rate.

        The conversion rate of the Debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, any cash dividends and certain other actions by us that modify our capital structure. See "Description of the Debentures—Conversion Rights—Conversion Rate Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you, as a Debentureholder, would have to include in income would generally be equal to the amount of the distribution that you would have received if you had converted your Debentures into our common stock. In addition, non-U.S. holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "United States Federal Income Tax Considerations."

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading prices of our common stock and the value of the Debentures and our ability to raise funds in new stock offerings.

        Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading prices of our common stock or the value of the Debentures.

Conversion of the Debentures will dilute the ownership interests of existing common stockholders.

        The conversion of some or all of the Debentures into shares of common stock will dilute the ownership interest of existing common stockholders. Any large volume sales in the public market of the common stock issued upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Debentures may encourage short selling by market participants because the conversion of the Debentures could depress the price of our common stock.

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from any sales of the Debentures and underlying common stock. We will not receive any of the proceeds from the sales by any selling securityholders of Debentures and the underlying common stock.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the Nasdaq National Market under the symbol "NOVL." The following table presents the range of high and low closing sales prices for our common stock since November 1, 2001 for the periods indicated.

	Common Stock Price
	High	Low
Year Ended October 31, 2002:
First Quarter	$5.58	$3.71
Second Quarter	5.17	3.59
Third Quarter	3.91	2.17
Fourth Quarter	2.86	1.58
Year Ended October 31, 2003:
First Quarter	$3.98	$2.63
Second Quarter	3.29	2.15
Third Quarter	3.85	2.72
Fourth Quarter	6.35	3.46
Year Ended October 31, 2004
First Quarter	$12.71	$6.05
Second Quarter	14.06	9.40
Third Quarter	10.72	6.43
Fourth Quarter	7.39	5.78
Year Ending October 31, 2005
First Quarter	$7.51	$5.57
Second Quarter	6.16	5.21
Third Quarter	6.66	5.74
August	6.57	5.86
September (through September 1)	6.82	6.82

        On September 1, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $6.82 per share. On August 29, 2005, there were approximately 8,334 holders of record of our common stock.

DIVIDEND POLICY

        We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration of any future dividends will be at the discretion of our board of directors and will depend on, among other things, future earnings, debt covenants, operations, capital requirements, the tax treatment of dividends, our financial condition and general business conditions.

CAPITALIZATION

        The following table sets forth our consolidated cash, cash equivalents and short-term investments and capitalization as of October 31, 2004. You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

As of October 31, 2004
(In thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$1,211,467

Long-term debt:
Convertible Senior Debentures due 2024	$600,000

Redeemable convertible preferred stock:
Series B preferred stock, $.10 par value, 1,000 shares authorized; 500 shares issued	25,000

Stockholders' equity:
Series A preferred stock, $.10 par value, 499,000 shares authorized; no shares issued	—
Common stock, $.10 par value, 600,000,000 shares authorized; 393,061,385 shares issued; 377,874,351 shares outstanding(1)	39,306
Additional paid-in capital	431,102
Treasury stock, 15,187,034 shares at cost	(124,989)
Retained earnings	607,851
Accumulated other comprehensive income	16,180
Other	(6,086)

Total stockholders' equity	963,364

Total capitalization	$1,588,364

(1)
Outstanding common stock does not include (a) 46,126,454 shares of common stock issuable upon exercise of outstanding stock options as of October 31, 2004, (b) 4,000,000 shares of common stock reserved for issuance upon conversion of our Series B preferred stock and (c) approximately 52,074,300 shares of common stock reserved for issuance upon conversion of the Debentures.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the periods shown has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes plus fixed charges including capitalized interest) by fixed charges (interest expense including capitalized interest). For our ratio of earnings to fixed charges for the interim periods subsequent to the year ended October 31, 2004 please see our reports filed with the SEC under the Exchange Act which are incorporated by reference in this prospectus.

	Year Ended October 31,
	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges(1)	10.0	—	—	—	7.7

(1)
Earnings were indequate to cover fixed charges by approximately $259.9 million, $87.0 million and $47.4 million for the fiscal years ended October 31, 2001, 2002 and 2003, respectively.

DESCRIPTION OF THE DEBENTURES

        The Debentures were issued under an indenture dated as of July 2, 2004 between us and Wells Fargo Bank, National Association, as trustee. We have summarized portions of the indenture and the registration rights agreement below. This summary is not complete. We urge you to read the indenture and the registration rights agreement because these documents define your rights as a holder of the Debentures. Copies of the indenture and the registration rights agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. In this section, "Novell," "we," "our" and "us" each refers only to Novell, Inc. and not to any existing or future subsidiary.

General

        The Debentures are senior unsecured obligations of Novell and are convertible into our common stock as described under "—Conversion Rights" below. The Debentures are limited to an aggregate principal amount of $600,000,000, all of which were issued on July 2, 2004, and will mature on July 15, 2024.

        The Debentures bear interest at the rate of 0.50% per year from the date of original issuance of the Debentures, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2005, to holders of record at the close of business on the preceding January 1 and July 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a Debenture, interest ceases to accrue on the Debenture under the terms of and subject to the conditions of the indenture.

        Principal is payable, and Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See "—Form, Denomination and Registration."

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of the Debentures in the event of a highly leveraged transaction or a fundamental change, except to the extent described under "—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder" below.

Ranking

        The Debentures are our senior unsecured obligations and rank, in right of payment, the same as all of our existing and future senior unsecured indebtedness. The Debentures rank senior in right of payment to all of our subordinated indebtedness and are effectively subordinated to any secured indebtedness and to indebtedness and other liabilities of our subsidiaries.

        As of October 31, 2004, neither we nor our subsidiaries had any outstanding indebtedness, other than the Debentures and intercompany indebtedness.

Conversion Rights

  General

        Subject to the conditions and during the periods described below, holders may convert their Debentures into our common stock at an initial conversion rate of 86.7905 shares of our common stock per $1,000 principal amount of Debentures, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $11.52 per share.

        The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as set forth in "—Conversion Rate Adjustments" below. A holder may convert fewer than all of such holder's Debentures so long as the Debentures converted are a multiple of $1,000 principal amount.

        Upon conversion of a Debenture, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. We are not required to issue fractional shares of common stock upon conversion of Debentures and, in lieu of fractional shares, we will pay a cash adjustment based upon the sale price (as defined below) of the common stock on the last trading day (as defined below) prior to the date of conversion. Our delivery to the holder of the full number of shares of our common stock into which the Debenture is convertible will be deemed to satisfy our obligation with respect to such Debenture. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of receiving our common stock upon conversion, see "United States Federal Income Tax Considerations—Conversion of the Debentures."

        If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

        If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Debentures are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the Debentures into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our common stock into which any Debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. The trustee will initially act as the conversion agent.

        If a holder has already delivered a purchase notice as described under either "—Purchase of Debentures By Us at the Option of the Holder" or "—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder" with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

        If a transaction described in clause (2) of the definition of change of control (as set forth under "—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder") occurs on or prior to July 15, 2009, and a holder elects to convert its Debentures in connection with such transaction, as described under "—Conversion Upon Specified Corporate Transactions," we will increase the applicable conversion rate for the Debentures surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below.

        The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our common stock on the 10 trading days up to but not including the effective date.

        The additional shares will be delivered to holders who elect to convert their Debentures in connection with an applicable change of control transaction on the later of (i) five business days following the effective date or (ii) the conversion settlement date for those Debentures.

        The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        The following table sets forth the stock price and number of additional shares to be received per $1,000 principal amount of Debentures:

Effective Date	$8.23	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$20.00	$25.00	$30.00	$40.00	$50.00
July 15, 2004	34.7162	29.7281	24.6400	20.6905	17.5653	15.0519	13.0026	6.1049	3.6079	2.2543	0.9626	0.0000
July 15, 2005	34.3158	29.1131	23.8413	19.7818	16.5963	14.0564	12.0033	5.2751	2.9588	1.7556	0.6704	0.0000
July 15, 2006	34.5429	28.9457	23.3206	19.0334	15.7064	13.0845	10.9908	4.3854	2.2750	1.2477	0.3975	0.0000
July 15, 2007	34.6260	28.4647	22.3448	17.7528	14.2515	11.5447	9.4270	3.1686	1.4229	0.6699	0.1383	0.0000
July 15, 2008	34.3067	27.1858	20.2453	15.1874	11.4679	8.7111	6.6535	1.4484	0.4335	0.1178	0.0000	0.0000
July 15, 2009	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact stock price and effective dates may not be set forth on the table, in which case:

  1.
  if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

  2.
  if the stock price is equal to or in excess of $50.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

  3.
  if the stock price is less than $8.23 per share (subject to adjustment), no additional shares will be issued upon conversion.

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 121.5067 per $1,000 principal amount of Debentures, subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

        Holders of Debentures at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Debentures at any time after the close of business on the applicable regular record date. Debentures surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Debentures; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Debenture.

        Holders may surrender their Debentures for conversion into shares of our common stock prior to the close of business on the business day prior to stated maturity in only the following circumstances:

  Conversion Upon Satisfaction of Sale Price Condition

        A holder may surrender any of its Debentures for conversion into shares of our common stock in any fiscal quarter (and only during such fiscal quarter) after the quarter ended October 31, 2004 if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 130% of the applicable conversion price per share of our common stock on such last trading day.

        The "sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

        If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

        If our common stock is not so quoted, the "sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        "Trading day" means a day during which trading in securities generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a national or regional securities exchange, on the Nasdaq National Market or, if our common stock is not then quoted on Nasdaq National Market, on the principal other market on which our common stock is then traded.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender Debentures for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of Debentures (as determined following a request by a holder of the Debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the sale price of our common stock and the conversion rate; provided, however, a holder may not convert Debentures in reliance on this provision after July 15, 2019 if on any trading day during such measurement period the sale price of our common stock was between 100% and 130% of the then current conversion price of the Debentures.

        The "trading price" of the Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the trustee for $5,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the Debentures will be deemed to be less than 98% of the product of the sale price of our common stock and the conversion rate.

        The trustee shall have no obligation to determine the trading price of the Debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the Debentures would be less than 98% of the product of the sale price of our common stock and the conversion rate; at which time, we shall instruct the trustee to determine the trading price of the Debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the sale price of our common stock and the conversion rate.

  Conversion Upon Notice of Redemption

        Holders of Debentures that we call for redemption may convert those Debentures into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Debentures are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights entitling them to purchase shares of our common stock at less than the sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

  •
  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the Debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if we are party to a consolidation, merger or binding share exchange or any sale, lease or other transfer in one transaction or a series of related transactions of the consolidated assets of ours and our subsidiaries, substantially as an entirety, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the fundamental change repurchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction).

        If a holder elects to convert its Debentures in connection with a transaction described in clause (2) of the definition of change of control that occurs on or prior to July 15, 2009 and less than 90% of the consideration in such transaction consists of shares of common stock that will be listed on the New York Stock Exchange or quoted on the Nasdaq National Market, we will increase the conversion rate as described above under "—Conversion Rights—General."

        If we engage in certain reclassifications of our common stock or are party to a consolidation, merger or binding share exchange or any sale, lease or other transfer in one transaction or a series of related transactions of the consolidated assets of ours and our subsidiaries, substantially as an entirety, pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into our common stock will be changed into a right to convert a Debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its Debentures immediately prior to the applicable record date for such transaction. If the transaction also constitutes a fundamental change, as defined below, a holder can require us to purchase all or a portion of its Debentures as described below under "—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder."

  Conversion Rate Adjustments

        The initial conversion rate will be adjusted for certain events, including:

  (1)
  the issuance of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions and combinations of our common stock;

  (3)
  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock for a period expiring 45 days or less from the date of issuance of such rights or warrants (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (3) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

  •
  the numerator of which is the current market price of our common stock, and

  •
  the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

  In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the sale prices of those securities for each of the 10 trading days commencing on and including the fifth trading day after the date on which "ex-distribution trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

  (5)
  dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

  •
  the numerator of which is the current market price of a share of our common stock, and

  •
  the denominator of which is the current market price of a share of our common stock minus the amount of such cash dividend or distribution with respect to one share of our common stock;

  (6)
  we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

  •
  the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

  •
  the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer;

  (7)
  Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

  •
  the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

  •
  the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

        The adjustment referred to in this clause (7) will only be made if:

    •
    the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

    •
    the cash and value of any other consideration included in the payment per share of common stock exceeds the sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

  However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

        "Current market price" of our common stock on any day means the average of the sale price of a share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the "ex-date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, "ex-date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

        To the extent that we have a rights plan in effect upon conversion of the Debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment; provided that, notwithstanding the foregoing, all such carried forward adjustments shall be made at the time we mail a notice of redemption or notify holders of Debentures of a specified corporate transaction that would entitle them to convert their Debentures and thereafter any conversion rate adjustment shall be made without regard to the 1% threshold described in the preceding sentence.

        Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash) or any combination thereof with respect to or in exchange for our common stock, the holders of the Debentures then outstanding will be entitled thereafter to convert those Debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Debentures been converted into our common stock immediately prior to such transaction. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

        We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the Debentures by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        As a result of any adjustment of the conversion rate, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. In addition, non-U.S. holders of Debentures in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "United States Federal Income Tax Considerations—United States Holders—Conversion Rate Adjustments" and "—United States Alien Holders—Distributions on our Common Stock."

Optional Redemption

        On or after July 20, 2009, we may redeem for cash all or a portion of the Debentures at any time by providing not less than 30 nor more than 60 days' notice by mail to each registered holder of the Debentures to be redeemed, at a price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including liquidated damages, if any), if any, to, but excluding, the redemption date.

        If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

        If the trustee selects a portion of your Debenture for partial redemption and you convert a portion of the same Debenture, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Debenture during a period of 15 days before the mailing of the redemption notice.

Purchase of Debentures by Us at the Option of the Holder

        Holders have the right to require us to purchase all or a portion of their Debentures on July 15, 2009, July 15, 2014 and July 15, 2019. The purchase price payable will be equal to 100% of the principal amount of the Debentures to be purchased plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the purchase date.

        We are required to purchase any outstanding Debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 21 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Debentures. Also, as described in the "Risk Factors" section of this prospectus under the caption "We may not have the ability to raise the funds necessary to purchase the Debentures upon a fundamental change or other purchase date, as required by the indenture governing the Debentures," we may not have funds sufficient to purchase the Debentures when we are required to do so.

        On or before the 21st business day prior to each purchase date, we will provide to the trustee, any paying agent and to all holders of the Debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

  •
  the name and address of the trustee, any paying agent and the conversion agent; and

  •
  the procedures that holders must follow to require us to purchase their Debentures.

        The purchase notice given by each holder electing to require us to purchase their Debentures must state:

  •
  in the case of Debentures in certificated form, the certificate numbers of the holder's Debentures to be delivered for purchase;

  •
  the portion of the principal amount of Debentures to be purchased, in multiples of $1,000; and

  •
  that the Debentures are to be purchased by us pursuant to the applicable provision of the Debentures and the indenture.

        If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

        No Debentures may be purchased by us at the option of the holders if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

        A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the purchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn Debentures;

  •
  if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

        If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

        A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Debentures. If the trustee or any paying agent holds money sufficient to pay the purchase price of the Debentures on the business day following the purchase date, then:

  •
  the Debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Debentures is made or whether or not the Debentures are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Debentures).

        Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule to the extent applicable at that time.

Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder

        If a fundamental change occurs, each holder of Debentures will have the right to require us to purchase some or all of that holder's Debentures on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will purchase such Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be purchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

        Within 15 days after the occurrence of a fundamental change, we are required to give notice to all holders of Debentures, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Debentures must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder's exercise of its repurchase right, together with the Debentures with respect to which the right is being exercised. We will promptly pay the repurchase price for Debentures surrendered for repurchase following the fundamental change repurchase date.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn Debentures;

  •
  if certificated Debentures have been issued, the certificate number of the withdrawn Debentures (or, if your Debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

        Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Debenture. If the paying agent holds money sufficient to pay the repurchase price of the Debenture, on the repurchase date, then, on and after the business day following the repurchase date:

  •
  the Debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Debenture.

        This will be the case whether or not book-entry transfer of the Debenture has been made or the Debenture has been delivered to the paying agent.

        A "fundamental change" will be deemed to have occurred upon a change of control or a termination of trading.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the Debentures when the following has occurred:

  (1)
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the

    Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

  (2)
  consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of related transactions of the consolidated assets of ours and our subsidiaries, substantially as an entirety, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock is converted into cash, securities or other property; provided, however, that, notwithstanding the foregoing, a change of control will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares or dissenters' appraisal rights) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or quoted on the Nasdaq National Market; or

  (3)
  continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

        "Continuing director" means a director who either was a member of our board of directors on June 28, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

        The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our consolidated assets "substantially as an entirety." There is no precise, established definition of the phrase "substantially as an entirety." under applicable law. Accordingly, your ability to require us to repurchase your Debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on the Nasdaq National Market.

        Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule to the extent applicable at that time.

        We may, to the extent permitted by applicable law, at any time purchase the Debentures in the open market or by tender at any price or by private agreement. Any Debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

        Our ability to repurchase Debentures upon the occurrence of a fundamental change is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Debentures under certain circumstances, or expressly prohibit our repurchase of the Debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Debentures, we could seek the consent of our lenders to repurchase the Debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Debentures. Our failure to repurchase tendered Debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

        No Debentures may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

        The fundamental change purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Debentures.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of Debentures, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

  •
  the surviving entity assumes all our obligations under the indenture and the Debentures;

  •
  at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

  •
  an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Information Requirement

        We have agreed that until July 2, 2006, which is a period of two years after the original issuance of the Debentures, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to holders of the Debentures, or beneficial owners of interests therein, or any prospective purchaser of the Debentures, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Debentures or beneficial interests in the Debentures.

Events of Default

        Each of the following constitutes an event of default under the indenture:

  •
  our failure to pay when due the principal on any of the Debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

  •
  our failure to pay an installment of interest (including liquidated damages, if any) on any of the Debentures for 30 days after the date when due;

  •
  our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered following conversion of a Debenture, and that failure continues for 10 days;

  •
  our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

  •
  our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $25.0 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $25.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

  •
  our failure to give timely notice of a fundamental change; and

  •
  certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.

        "Significant subsidiary" has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

        If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the Debentures and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding, subject to the provisions of the indenture.

        The holders of a majority in aggregate principal amount of Debentures at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

  •
  in any payment on the Debentures;

  •
  in respect of the failure to convert the Debentures; or

  •
  in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each Debenture affected as described in "—Modification, Waiver and Meetings" below.

        Holders of a majority in aggregate principal amount of the Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the Debentures to pursue remedies with respect to the indenture and the Debentures are subject to a number of additional requirements set forth in the indenture.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Debentures when due or in the payment of any conversion, redemption or repurchase obligation.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

        The indenture contains provisions for convening meetings of the holders of Debentures to consider matters affecting their interests.

        The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of Debentures;

  •
  adding additional dates on which holders may require us to repurchase their Debentures;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

  •
  providing for the assumption of our obligations to the holders of Debentures in the case of a merger, consolidation, conveyance, sale, transfer or lease;

  •
  increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of holders of Debentures in any material respect;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the Debentures under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the Debentures in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Debentures in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Debentures in the offering memorandum pertaining to the original issuance of the Debentures (which description is substantially the same as the description contained in this prospectus) will not be deemed to adversely affect the interests of the holders of the Debentures; or

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures in any material respect.

        Modifications and amendments to the indenture or to the terms and conditions of the Debentures may also be made, and noncompliance by us with any provision of the indenture or the Debentures may be waived, either:

  •
  with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding; or

  •
  by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the Debentures represented at such meeting.

        However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Debenture affected:

  •
  change the maturity of the principal of or any installment of interest on any Debenture (including any payment of liquidated damages);

  •
  reduce the principal amount of, or any premium, if any, on any Debenture;

  •
  reduce the interest rate or amount of interest (including any liquidated damages) on any Debenture; provided that the amount of liquidated damages payable to holders of common stock issued upon conversion of Debentures may be reduced or eliminated in accordance with the provisions of the registration rights agreement (which require approval of the holders of a majority of the shares of common stock issuable upon conversion of the Debentures);

  •
  change the currency of payment of principal of, premium, if any, or interest on any Debenture;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Debenture;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the Debentures; provided that the provisions of the indenture described under "—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition" may be amended or modified with the consent of a majority in aggregate principal amount of the Debentures then outstanding if our board of directors determines in good faith that such change is necessary to preserve the accounting treatment of the Debentures in effect on June 28, 2004;

  •
  adversely affect any repurchase option of holders;

  •
  modify the redemption provisions of the indenture in a manner adverse to the holders of Debentures;

  •
  reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

  •
  reduce the percentage in aggregate principal amount of Debentures outstanding required for any other waiver under the indenture.

        The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Debentures at the time outstanding.

Form, Denomination and Registration

        The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

  Global Debentures: Book-Entry Form

        The Debentures are evidenced by one or more global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee. Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

        Ownership of beneficial interests in a global Debenture are limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Debentures to such persons may be limited.

        We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Debentures to Cede & Co., the nominee for DTC, as the registered owner of the global Debentures. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

        It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Debentures, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If a holder would like to convert Debentures into common stock pursuant to the terms of the Debentures, the holder should contact the holder's broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge the holder's interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including, without limitation, the presentation of Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited and only for the principal amount of the Debentures for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchaser of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Debentures to be issued in definitive registered form in exchange for the global Debentures. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Debentures.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Certificated Debentures

        We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated Debentures upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Debentures shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Debentures at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

        Any Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for Debentures registered in the names which DTC will instruct the trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Debenture. Subject to the foregoing, a global Debenture is not exchangeable except for a global Debenture or global Debentures of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

        Except as otherwise provided in the indenture, notices to holders of Debentures will be given by mail to the addresses of holders of the Debentures as they appear in the Debenture register.

Governing Law

        The indenture, the Debentures and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

        Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Debentures. The trustee or its affiliates do now and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        The registration statement containing this prospectus has been filed by us with the SEC pursuant to the terms of a registration rights agreement entered into at the time of the original issuance of the Debentures. In that agreement, we agreed to file with the SEC, at our expense, a shelf registration statement on such form as we deem appropriate covering resales by holders of all Debentures and the common stock issuable upon conversion of the Debentures. The registration statement of which this prospectus is part has been filed by us pursuant to the registration rights agreement. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

  •
  file such shelf registration statement with the SEC within 90 days after the earliest date of original issuance of any of the Debentures;

  •
  cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the Debentures; and

  •
  keep the registration statement effective for a period (the "registration period") from the date such registration statement is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and (3) the date on which there are no outstanding registrable securities.

        We also agreed to provide to each registered holder copies of the prospectus contained in the shelf registration statement, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Debentures and the common stock issuable upon conversion of the Debentures. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

        We may suspend the holder's use of the prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if (i) we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would be seriously detrimental to us and our subsidiaries taken as a whole or (ii) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the Debentures of the existence of such a suspension.

        If,

  •
  on the 90th day following the earliest date of original issuance of any of the Debentures, the shelf registration statement has not been filed with the SEC; or

  •
  on the 180th day following the earliest date of original issuance of any of the Debentures, the shelf registration statement is not declared effective; or

  •
  prior to or on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph (in each case except as the result of filing of a post-effective amendment solely to add additional selling securityholders), such suspension has not been terminated

(each, a "registration default"), liquidated damages will accrue on the Debentures, from and including the day following the registration default to but excluding the earlier of (i) the day after the end of the registration period and (ii) the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its Debentures into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the Debentures converted. Your right to liquidated damages shall be your remedy in the event of a registration default.

        Pursuant to the registration rights agreements we were required to give notice to all holders of the filing, and of the effectiveness of, the shelf registration statement by issuing a press release to Reuters Economic Services and Bloomberg Business News. Pursuant to the registration rights agreement, we were also required to provide a selling securityholder questionnaire to each holder of Debentures to obtain certain information regarding the holder for inclusion in this prospectus. The information included herein under "Selling Securityholders" and "Plan of Distribution" is based on the information provided to us in those questionnaires. We filed a registration statement, which was declared effective by the SEC on December 23, 2004, to satisfy certain of our obligations under the registration rights agreement. In addition, we have filed a post-effective amendment to the registration statement of which this prospectus is a part, to satisfy other of our obligations under the registration rights agreement. In order to be named as a selling securityholder in the prospectus at the time of effectiveness of this post-effective amendment to the shelf registration statement, a holder must complete and deliver the questionnaire, together with any other information we may reasonably request, to us on or prior to the fifteenth business day before the effectiveness of the post-effective amendment registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness of this post-effective amendment, we will, within 15 business days of receipt, or within 15 business days of the end of any period during which we have suspended use of the prospectus, file any additional amendments to the registration statement or supplements to the related prospectus as are necessary and permitted to allow you to deliver your prospectus to purchasers of registrable securities, provided that we will not be obligated to file more than one post-effective amendment in any 60-day period. We will pay the predetermined liquidated damages described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days after the date such post-effective amendment is required to be filed. If a holder does not complete and deliver a questionnaire or provide the other information we may request, the holder will not be named as a selling securityholder in the prospectus and will not be permitted to sell the holder's registrable securities pursuant to the shelf registration statement. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of some of the provisions of our certificate of incorporation and bylaws and Section 203 of the General Corporation Law of the State of Delaware. Although we have attempted to summarize the material portions of these documents, the summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our certificate of incorporation, bylaws and Section 203 of the General Corporation Law of the State of Delaware. We will provide you with copies of any of these documents upon request.

        We are authorized to issue up to 600,000,000 shares of common stock, $0.10 par value per share, and 500,000 shares of preferred stock, $0.10 par value per share, 499,000 shares of which are designated as Series A Junior Participating Preferred Stock, or Series A Preferred Stock, and 1,000 shares of which are designated Series B Preferred Stock.

        As of July 31, 2005, there were 381,544,833 shares of our common stock outstanding and there were 396,723,471 shares of our common stock issued; there were no shares of our Series A Preferred Stock issued or outstanding and there were 500 shares of our Series B Preferred Stock issued and outstanding. As of that date, we had reserved 52,074,300 shares of common stock for issuance upon conversion of the Debentures. As of that date, we had also reserved 94,575,285 shares of common stock for issuance pursuant to our employee and directors stock option and stock purchase plans; options were outstanding for 51,358,699 of those shares.

Common Stock

        Holders of common stock have one vote per share for each share held of record on any matter submitted to the holders of common stock for a vote. Subject to the rights of the holders of any outstanding shares of preferred stock, including our Series B Preferred Stock, and any restrictions that may be imposed by any of our lenders, holders of common stock are entitled to receive such dividends, if any, as our board of directors may declare out of legally available funds. In the event of the liquidation, dissolution or winding up of our company, holders of common stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock, such as our Series B Preferred Stock. The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive rights to subscribe for or purchase any additional shares of our capital stock.

Preferred Stock

        The optional or other special rights and the qualifications, limitations or restrictions thereof with respect to the preferred stock or any series thereof may be set by our board of directors. Currently, of the 500,000 authorized shares of preferred stock, 499,000 are designated Series A Preferred Stock and 1,000 are designated Series B Preferred Stock.

Series A Preferred

        The Series A Preferred Stock is issuable upon exercise of certain rights declared as a dividend for our common stock. Our Series A Preferred Stock issued upon exercise of rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of our Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to the greater of $1,000 per share and 1,000 times the per share amount to be distributed to holders of our common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each shares of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Series B Preferred Stock

        All 1,000 authorized shares of our Series B Preferred Stocks, convertible into an aggregate of 8,000,000 shares of our common stock at a price of $6.25 per share, were issued to IBM in March 2004. The shares of Series B Preferred Stock are entitled to a dividend of 2% per annum, payable quarterly in cash. Cash dividends paid during the fiscal year ended October 31, 2004 amounted to $0.4 million. On June 17, 2004, 500 shares of the Series B Preferred Stock were converted into 4,000,000 shares of our common stock.

        The Series B Preferred Stock is convertible at any time at the option of the holder and has a liquidation value equal to $50,000 per share. Each share of Series B Preferred Stock issued and outstanding is entitled to the number of votes equal to the number of shares of common stock into which it is convertible. The Series B Preferred Stock is senior to the common stock with respect to dividends and liquidation preferences. The Series B Preferred Stock is redeemable at our option and by IBM under certain change of control circumstances.

        We have filed a registration statement with the SEC covering IBM's resale of the common stock issued or issuable upon conversion of the Series B Preferred Stock.

Board of Directors

        Our board of directors currently consists of eleven directors. Under our bylaws, our board sets the number of directors on the board, at no fewer than three or more than twelve; however, our directors have the right to amend the bylaws. Our directors serve for a term of one year, and hold office until a successor is elected and qualified, or until death, resignation or removal.

Removal of Directors

        Our certificate of incorporation and bylaws are silent as to the process for removing directors, but under Delaware law, any director, or the entire board of directors, may be removed at any time with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Stockholder Ability to Call Special Meetings

        A special meeting of our stockholders may be called by the chairman of the board of directors, a majority of the board, the president or at the written request of the holders of a majority of the stock issued and outstanding and entitled to vote.

Stockholder Voting

        Our bylaws provide that when a quorum is present at any stockholder meeting, the vote of the holders of the majority of stock having voting power present in person or represented by proxy is required to approve any issue brought before the meeting, unless a different vote is required by law or our bylaws or certificate of incorporation.

Notice of Stockholder Meetings

        Our bylaws provide that written notice of the place, date and hour of every meeting of stockholders, annual or special, must be given to each stockholder entitled to vote at the meeting not less than ten, nor more than 60 days before the date of the meeting.

Amendment of Certificate of Incorporation

        Under Delaware law, a certificate of incorporation of a Delaware corporation, such as us, may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

        Our certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation. It does provide, however, that any amendment that materially and adversely alters or changes the powers, preferences or special rights of the Series A Preferred Stock requires the affirmative vote of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock voting separately as a class.

Amendment of Bylaws

        Our board of directors is expressly authorized to adopt, amend and repeal our bylaws. In addition, under Delaware law, stockholders have the power to adopt, amend or repeal bylaws, even though the board of directors may also be delegated such power.

Rights Plan

        Our board of directors has adopted a stockholder rights plan, and each share of our common stock also includes a right under this plan.

        Under certain conditions, each right is exercisable to purchase 1/1000 of a share of Series A Preferred Stock.

        The rights are exercisable only upon:

  •
  a public announcement that a person or group of affiliated persons has acquired beneficial ownership of 15% or more of our common stock; or

  •
  the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15% of our common stock if consummated.

        If a person or group becomes the beneficial owner of 15% or more of our common stock, each holder of a right (other than the beneficial owner person or group) may receive upon exercise of the right a number of shares of our common stock equal to the exercise price of a right divided by one-half the current market price of a share of our common stock.

        If, after a person or group has acquired beneficial ownership of 15% or more of our common stock, we merge with or into another equity or we sell more than 50% of our earning power, then each holder of a right (other than the beneficial owner person or group) may receive upon exercise of the right a number of shares of the stock of the acquiring or merging entity equal to the exercise price of a right divided by one-half the current market price of a share of the stock of the acquiring or merging entity.

        At any time after a person or group acquires beneficial ownership of 15% or more of our common stock, the board may:

  •
  exchange the rights (other than those rights held by the beneficial owner person or group), in whole or in part, at an exchange ratio of one share of our common stock for each right; or

  •
  at any time within 10 days after the acquisition of 15% ownership by a person or group, redeem the rights in whole, but not in part, at a price of $0.01 per right, and the rights terminate immediately upon redemption.

The rights expire on November 21, 2006, unless earlier exchanged or redeemed.

Indemnification of Directors and Officers

        In actions brought by third parties, and not by or on behalf of the corporation, our certificate of incorporation and bylaws permit us to indemnify our officers and directors for actions taken in good faith and in a manner that the officers or directors reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

        In actions brought by or on behalf of the corporation, the certificate of incorporation and bylaws permit us to indemnify our officers and directors for actions taken in good faith and in a manner that the officers or directors reasonably believed to be in, or not opposed to, the best interests of the corporation. However, officers and directors will not be indemnified if the officer or director was adjudged liable for negligence or misconduct, unless the relevant court determines that the officer or director is fairly and reasonably entitled to indemnity.

        Additionally, we may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only upon an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by the respective corporation, as authorized by our certificate of incorporation and bylaws.

        In addition, Delaware law permits a corporation to purchase and maintain insurance on behalf of its officers and directors. We do not specifically authorize such insurance in our certificate of incorporation or bylaws.

Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

  •
  persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

  •
  persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which the person's status as an interested stockholder is determined.

        Subject to certain exceptions, a business combination includes, among other things:

  •
  certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

  •
  the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

  •
  certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

  •
  any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        Section 203 does not apply to a business combination if:

  •
  before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

  •
  upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares; or

  •
  following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder.

Transfer Agent

        The transfer agent for our common stock is Mellon Investor Services, LLC.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of the material U.S. federal income tax consequences of ownership of Debentures and our common stock deals only with purchasers who hold our Debentures and our common stock as capital assets, and not with special classes of holders, such as:

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to mark to market;

  •
  banks and certain financial institutions;

  •
  tax-exempt organizations;

  •
  life insurance companies;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  •
  persons that hold Debentures as a hedge or as part of a straddle or conversion transaction or that are hedged against currency risks;

  •
  persons (other than United States Alien Holders, as defined below) whose functional currency is not the U.S. dollar; or

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

        PROSPECTIVE PURCHASERS OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE OWNERSHIP OF DEBENTURES AND OUR COMMON STOCK.

UNITED STATES HOLDERS

        This subsection describes the U.S. federal income tax consequences to a United States Holder. You are a United States Holder if you are a beneficial owner of a Debenture or our common stock who is:

  •
  a citizen or resident of the United States for U.S. federal income tax purposes;

  •
  a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Payments of Interest

        We do not believe that the Debentures were issued with original issue discount for U.S. federal income tax purposes. Accordingly, interest on a Debenture will be taxable to you as ordinary income at the time you receive it or when it accrues, depending on your method of accounting for tax purposes. If, however, the Debentures' stated redemption price at maturity (the sum of all payments required to be made on the Debentures other than payments of qualified stated interest) exceeds the issue price of the Debentures (as described above) by more than a specified de minimis amount, you will generally be required to include the difference in income as original issue discount using a constant-yield method over the period from your acquisition of Debentures until July 15, 2009.

        You will have acquired your Debenture at a market discount if and to the extent that the stated redemption price at maturity of the Debenture exceeded your tax basis in the Debenture immediately after the acquisition of the Debenture. If the amount of such excess was less than .25% of the product of (i) the Debenture's stated redemption price at maturity and (ii) the number of complete years remaining to maturity at the time that you acquired the Debenture, then the market discount on the Debenture shall be zero. The market discount provisions of the Code generally require you to treat as ordinary income any gain that you recognize on the disposition of a Debenture to the extent of the accrued market discount on the Debenture at the time of maturity or disposition, unless you elect to include market discount in income over the life of the Debenture. If you hold a Debenture with market discount and receive common stock upon conversion of the Debenture, gain to the extent of accrued market discount that you have not previously included in income with respect to the converted Debenture through the date of conversion will be treated as ordinary income when you dispose of the common stock.

        The election to include market discount in income over the life of the Debenture, once made, will apply to all market discount obligations that you acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the Debenture at the time of acquisition or, at your election, under a constant yield method. If you make an election to use a constant yield method, such election will apply only to the Debenture with respect to which it is made and may not be revoked. If you are a United States Holder who acquires a Debenture at a market discount and do not elect to include accrued market discount in income over the life of the Debenture, you may be required to defer the deduction of a portion of the interest on any indebtedness you incurred or maintained to purchase or carry the Debenture until maturity or until you dispose of a Debenture in a taxable transaction.

Amortizable Premium

        A Debenture is purchased at a premium if its adjusted tax basis immediately after its purchase exceeds the amount payable (other than qualified stated interest) on the Debenture. If you are a United States Holder who purchases a Debenture at a premium, you generally may elect to amortize the premium from the purchase date to the Debenture's maturity date under a constant-yield method. Amortizable premium, however, will not include any premium attributable to a Debenture's conversion features. The premium attributable to the conversion features is the excess, if any, of the Debenture's purchase price over what the fair market value of the Debenture would be if there were no conversion features. Amortized premium is treated as an offset to interest income on a Debenture and not as a separate deduction. Your election to amortize premium on a constant-yield method, once made, applies to all debt obligations you hold or subsequently acquire on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Registration of the Debentures

        As discussed above in "Description of the Debentures—Registration Rights," we agreed to file the registration statement of which this prospectus is a part with the SEC within a certain period of time covering resales of the Debentures and our common stock issuable upon conversion of the Debentures and to cause such registration statement to become effective and, once it is effective, to use our reasonable best efforts to keep it effective for a period of time as described therein. If we do not take these steps relating to the effectiveness of the registration statement of which this prospectus is a part, subject to the requirements described above in "Description of the Debentures—Registration Rights," we will make payments of liquidated damages on the same dates that we make interest payments on the Debentures.

        We believe that the possibility of the payment of such liquidated damages is "remote" within the meaning of applicable U.S. Treasury regulations. We, therefore, do not intend to treat this possibility as affecting the amount and timing of interest income recognized on the Debentures or the character of income recognized on the sale, exchange, redemption or repurchase of a Debenture. In the event that liquidated damages are paid on the Debentures, it would affect the amount and timing of the income that must be recognized on the Debentures. Our determination that the possibility of such liquidated damages being paid is remote is binding on each United States Holder unless the holder explicitly discloses that it is taking a different position in the manner required by applicable U.S. Treasury regulations. Our determination, however, is not binding on the Internal Revenue Service (the "IRS"). If the IRS were to take a contrary position, the amount and timing of interest income recognized on the Debentures and the character of income recognized on the sale, exchange, redemption or repurchase of a Debenture could be different from that described herein.

        If a registration statement with respect to the Debentures and the common stock issuable upon conversion of the Debentures becomes effective, this will not be a taxable event with respect to the Debentures or the common stock for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Repurchase of the Debentures

        You will generally recognize gain or loss on the sale, exchange (other than a conversion), redemption or repurchase of your Debenture equal to the difference between the amount you realize on the sale, exchange, redemption or repurchase and your tax basis in your Debenture. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued interest will be treated as interest as described under "—Payments of Interest" above. As described above under "—Market Discount," gain recognized on the maturity or disposition of a Debenture will be treated as ordinary income to the extent of accrued market discount on such Debenture that has not previously been included in income. Gain or loss you recognize on the sale, exchange, redemption or repurchase of your Debenture will be capital gain or loss and will be long-term capital gain or loss if you held the Debenture for more than one year. Long-term capital gains for noncorporate taxpayers, including individuals, are taxable at a maximum rate of 15 percent for years prior to 2009 and short-term capital gains of such taxpayers are generally taxable at ordinary income rates. If you recognize a capital loss, the deductibility of such capital loss is subject to limitations.

Conversion of the Debentures

        You generally will not recognize any income, gain or loss upon conversion of a Debenture into our common stock except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a Debenture will be the same as your adjusted tax basis in the Debenture at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will include the holding period of the Debenture converted, except that the holding period of any common stock received that is attributable to accrued interest will commence on the day after conversion. The fair market value of common stock received that is attributable to accrued interest will be treated as interest as described under "—Payments of Interest" above.

        Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

Conversion Rate Adjustments

        The conversion rate of the Debentures will be adjusted in certain circumstances as described under "Description of the Debentures—Conversion Rights." In general, holders of convertible debt instruments such as the Debentures may, in certain circumstances, be deemed to have received a distribution if the conversion rate of such instruments is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution. Certain of the possible adjustments provided in the Debentures (including, without limitation, adjustments in respect of certain cash dividends to our stockholders and, potentially, an increase in the conversion rate in connection with certain change in control transactions, as described above under "Description of the Debentures—Conversion Rights") will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) even if you do not receive any cash or property as a result of such adjustments. It is unclear whether any such constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. If an increase in conversion rate in connection with certain changes in control is treated as giving rise to a constructive distribution, it does not appear that any offsetting tax item is available when the conversion ratio returns to its prior level after the time for converting in connection with such change in control expires. In certain circumstances, the failure to provide for a conversion rate adjustment may result in taxable dividend income to United States Holders of our common stock.

Distributions on our Common Stock

        You will be taxed on distributions on our common stock as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are taxed as a corporation, dividends may be eligible for the dividends-received deduction. The Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax adviser with respect to the possible application of these limitations in your particular circumstances.

        You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in our common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

        Noncorporate United States Holders who receive dividends with respect to our common stock before 2009 may be eligible to have those dividends taxed as net capital gain at a maximum rate of 15%, provided such dividends are paid out of our current or accumulated earnings and profits for United States federal income tax purposes and certain holding period requirements are satisfied.

Sale of our Common Stock

        If you sell or otherwise dispose of your common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock. As described above under "—Market Discount," gain recognized on a disposition of common stock will be treated as ordinary income to the extent of any accrued market discount not previously included in income on the Debenture that was converted into such common stock. Your adjusted tax basis and holding period in our common stock received upon conversion of a Debenture are determined as discussed above under "—Conversion of the Debentures." This capital gain will be taxed to United States Holders as long-term capital gain if the holding period in the common stock is greater than one year. Such long-term capital gain will generally be subject to a reduced rate of U.S. federal income tax if recognized by noncorporate United States Holders, which rate will be a maximum of 15% for years prior to 2009. Limitations apply to the deduction of capital losses.

Backup Withholding and Information Reporting

        In general, if you are a noncorporate United States Holder, we and other payors are required to report to the IRS all payments of principal and interest on your Debenture, any dividends or other taxable distributions with respect to our common stock and the proceeds of the sale or other disposition of a Debenture before maturity within the United States, and backup withholding will apply to such payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed, among other things, to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

        This subsection describes the tax consequences to a United States Alien Holder. For purposes of this discussion, you are a United States Alien Holder if you are for United States income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust, in either case not subject to U.S. federal income tax on a net income basis in respect of income or gain from a Debenture or our common stock.

Payments on the Debentures

        Subject to the discussion of backup withholding below, payments of principal and interest by us or another payor to you will not be subject to U.S. federal income or withholding tax if:

    (1)
    you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    (2)
    you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

    (3)
    the payor does not have actual knowledge or reason to know that you are a United States person and:

    (a)
    you certify to the payor, under penalties of perjury, on an IRS Form W-8BEN or an acceptable substitute form, that you are not a United States person;

    (b)
    in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the payor documentation that establishes your identity and status as a person who is not a United States person;

      (c)
      the payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

      (i)
      a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

      (ii)
      a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS); or

      (iii)
      a U.S. branch of a non-United States bank or of a non-United States insurance company;

        and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS);

      (d)
      the payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds your Debentures, certifying to the payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution, and to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form; or

      (e)
      the payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with U.S. Treasury regulations.

        Liquidated damages, if any, paid on the Debentures may be treated as interest for purposes of this foregoing discussion. It is possible, however, that the IRS may successfully assert that such payments do not constitute interest for U.S. federal income tax purposes, in which case United States Alien Holders would be subject to U.S. federal income tax withholding at a rate of 30% with respect to such payments, unless a lower treaty rate applied.

        Notwithstanding the above, unless the United States Alien Holder qualifies for an exemption from such a tax or for a lower rate of tax under an applicable income tax treaty, a United States Alien Holder that is engaged in the conduct of a United States trade or business will be subject to U.S. federal income tax on interest that is effectively connected with the conduct of such trade or business, and if the United States Alien Holder is a corporation, it may, under certain circumstances, be subject to a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year.

Conversion, Redemption or Repurchase of the Debentures

        A United States Alien Holder generally will not be subject to U.S. federal income or withholding tax on the conversion of a Debenture into our common stock. However, to the extent that a United States Alien Holder receives cash in lieu of a fractional share of common stock upon conversion, any gain upon the receipt of such cash would be subject to the rules described below in "—Gain on Disposition of the Debentures or our Common Stock." If we redeem the Debentures or repurchase the Debentures at the option of a United States Alien Holder any gain recognized will be subject to the rules described below in "—Gain on Disposition of the Debentures or our Common Stock" and any amount received that is attributable to accrued interest will be subject to the rules described above in "—Payments on the Debentures."

Distributions on our Common Stock

        Except as described below, if you are a United States Alien Holder of our common stock, dividends (including constructive dividends as described above in "United States Holders—Conversion Rate Adjustments") paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. In the case of any constructive dividend, it is possible that this tax would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished:

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may generally obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

        If dividends paid to you are effectively connected with your conduct of a trade or business within the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are not a United States person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        Dividends that are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment that you maintain in the United States) are generally taxed at rates applicable to United States Holders.

        If you are a corporate United States Alien Holder, effectively connected dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of the Debentures or our Common Stock

        If you are a United States Alien Holder, subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of the Debentures (including by redemption or repurchase) or our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, to the extent required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States;

  •
  you are an individual holder present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes at any time within the five-year period preceding such disposition or the United States Alien Holder's holding period, whichever is shorter, and certain exemptions do not apply. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

        If you are a corporate United States Alien Holder, effectively connected gains that you recognize may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the Debentures and dividends on the common stock. Unless the United States Alien Holder complies with certain certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Debentures and common stock and the United States Alien Holder may be subject to U.S. backup withholding tax on payments on the Debentures and on the common stock or on the proceeds from a sale or other disposition of the Debentures or common stock. The certification procedures described in clause (3) under "—Payments on the Debentures" above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a United States Alien Holder will be allowed as a credit against the United States Alien Holder's U.S. federal income tax liability and may entitle the United States Alien Holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        The Debentures were issued by us and resold by the initial purchaser in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the Debentures and the common stock into which the Debentures are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the Debentures or the shares of common stock into which the Debentures are convertible.

        The table below sets forth the name of each selling securityholder, the principal amounts of Debentures that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the Debentures are currently convertible. The information is based on information provided to us by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures or common stock since the date as of which this information is provided in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Changes in the information will be set forth in prospectus supplements or post-effective amendments, as required.

        Because the selling securityholders may offer all or some portion of the Debentures or the common stock into which the Debentures are convertible, we cannot estimate the amount of Debentures or common stock that may be held by the selling securityholders upon the completion of any sales they might make. For information on the procedure for sales by selling securityholders, read the disclosure under the heading "Plan of Distribution" below. Unless set forth below, based on the information provided by the selling securityholders and our own knowledge, none of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years or beneficially owns in excess of 1% of our outstanding common stock.

        We believe that certain selling securityholders who have provided us with information with respect to debentures that they beneficially own have since transferred their ownership in all or part of such debentures to third parties. We further believe that certain of these third parties subsequently have provided us with information that they beneficially own the same debentures. Accordingly, certain persons listed in the table below as selling securityholders may no longer own their debentures, and the table may indicate that other selling securityholders own the same debentures. In this regard, the table below indicates that the listed selling securityholders beneficially own debentures in an aggregate principal amount greater than the principal amount of debentures that we issued and sold to the initial purchaser. Similarly, the total number of underlying shares of common stock outstanding is overstated. Nevertheless, only $600 million principal amount of debentures are outstanding.

Name of Selling Securityholder(1)	Principal Amount of Debentures Beneficially Owned That May Be Sold (in dollars)	Percentage of Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures that May Be Sold(2)(3)	Percentage of Common Stock Outstanding(4)
Acuity Master Fund, Ltd.(5)	5,090,000	*	441,763	*
Advent Convertible Master (Cayman)(6)	15,783,000	2.6%	1,369,814	*
Advisory Convertible Arbitrage Fund (I) L.P.(7)	2,000,000	*	173,581	*
Alpha US Sub Fund 4 LLC(6)	492,000	*	42,700	*
AM International E MAC 63 Ltd.(8)	1,350,000	*	117,167	*
AM Master Fund I, LP(8)	10,800,000	1.8%	937,337	*
Arbitex Master Fund L.P.(9)	5,500,000	*	477,347	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(10)	18,340,000	3.06%	1,591,737	*
Argent Classic Convertible Arbitrage Fund II, L.P.(11)	410,000	*	35,584	*
Argent Classic Convertible Arbitrage Fund L.P.(11)	2,700,000	*	234,334	*

Argent LowLev Convertible Arbitrage Fund II, LLC(11)	390,000	*	33,848	*
Argent LowLev Convertible Arbitrage Fund LLC(11)	3,210,000	*	278,597	*
Argent LowLev Convertible Arbitrage Fund Ltd.(12)	12,120,000	2.02%	1,051,900	*
B.B.T. Fund, L.P.(13)	8,000,000	1.33%	694,324	*
BTOP Multi-Strategy Master Portfolio Ltd.(14)	400,000	*	34,716	*
Citadel Equity Fund Ltd.(15)	114,000,000	19.0%	9,894,117	2.53%
Class C Trading Company, Ltd.(16)	740,000	*	64,224	*
Concentrated Alpha Partners, L.P.(13)	3,500,000	*	303,766	*
Context Convertible Arbitrage Fund, LP(17)	1,250,000	*	108,488	*
Context Convertible Arbitrage Offshore, Ltd.(17)	3,750,000	*	325,464	*
Credit Suisse First Boston Europe Limited(20)	30,000,000	5.00%	2,603,715	*
Credit Suisse First Boston LLC(19)	1,600,000	*	138,864	*
Custom Investments PCC, Ltd.(16)	940,000	*	81,583	*
DB AG London(20)	3,500,000	*	303,766	*
DKR Saturn Event Driven Holding Fund Ltd.(21)	29,550,000	4.92%	2,564,659	*
DKR Saturn Multi-Strategy Holding Fund Ltd.(21)	21,950,000	3.66%	1,905,051	*
Fidelity Puritan Trust: Fidelity Balanced Fund(22)	3,000,000	*	260,371	*
Fidelity Management Trust Company o/b/o accounts managed by it(23)	100,000	*	8,679	*
FrontPoint Convertible Arbitrage Fund, L.P.(24)	4,000,000	*	347,162	*
Goldman Sachs & Co.(25)	96,000	*	8,331	*
HBK Master Fund L.P.(26)	20,000,000	3.33%	1,735,810	*
HFR CA Global Select Master Trust Account(11)	940,000	*	81,583	*
HFR CA Opportunity Mst. Trust(6)	733,000	*	63,617	*
HighBridge International LLC(27)	30,000,000	5.0%	2,603,715	*
HSBC Asset Management (Americas) Inc. for the HSBC Multistrategy Arbitrage Fund(28)	2,000,000	*	173,581	*
HSBC Trustee, Zola Managed Trust(29)	250,000	*	21,697	*
Huntrise Capital Leveraged Partners, LLC(30)	50,000	*	4,339	*
Inflective Convertible Opportunity Fund I, LP(30)	600,000	*	52,074	*
Inflective Convertible Opportunity Fund I, Limited(30)	50,000	*	4,339	*
JMG Triton Offshore Fund, Ltd.(31)	4,000,000	*	347,162	*
Kamunting Street Master Fund, Ltd.(32)	5,000,000	*	433,952	*
Laurel Ridge Capital, L.P.(33)	10,000,000	1.67%	867,905	*
Lehman Brothers Inc.(34)	8,800,000	1.47%	763,756	*
Lyxor(6)	1,221,000	*	105,971	*
Lyxor/AM Investment Fund Ltd.(8)	2,100,000	*	182,260	*
Lyxor/Inflective Convertible Opportunity Fund Limited(30)	1,125,000	*	97,639	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(11)	2,450,000	*	212,636	*
Lyxor/Zola Fund, Ltd.(29)	500,000	*	43,395	*
Marathon Global Convertible Master Fund, Ltd.(35)	10,000,000	1.67%	867,905	*
Merrill Lynch, Pierce, Fenner & Smith Inc.(36)	19,388,000	3.23%	1,682,694	*
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC(37)	11,000	*	954	*
Oppenheimer Convertible Securities Fund(38)	7,000,000	1.17%	607,533	*
Pacific Life Insurance Company(39)	1,250,000	*	108,488	*
Partners Group Alternative Strategies PCC Ltd.(11)	1,830,000	*	158,826	*
President and Fellows of Harvard College(40)	7,500,000	1.25%	650,928	*
Pyramid Equity Strategy Fund(14)	100,000	*	8,679	*
Quattro Fund Ltd.(41)	12,750,000	2.13%	1,106,578	*
Quattro Multistrategy Master Fund L.P.(41)	2,250,000	*	195,278	*
Radcliffe SPC, Ltd. (for and o/b/o the Class A Convertible Crossover Segregated Portfolio)(42)	10,500,000	1.75%	911,300	*
R2 Investments, LDC(43)	600,000	*	52,074	*
S.A.C. Arbitrage Fund, LLC(44)	14,000,000	2.33%	1,215,067	*
Salomon Brothers Asset Management, Inc.(45)	11,150,000	1.86%	967,714	*
Siemens Convertible Global Markets(46)	1,500,000	*	130,185	*

Silver Convertible Arbitrage Fund, LDC(16)	1,420,000	*	123,242	*
Sphinx Fund c/o TQA Investors, LLC(37)	228,000	*	19,788	*
SRI Fund L.P.(13)	600,000	*	52,074	*
Teachers Insurance and Annuity Association of America(47)	19,615,000	3.27%	1,702,396	*
TQA Master Fund Ltd.(36)	1,754,000	*	152,230	*
TQA Master Plus Fund Ltd.(36)	3,328,000	*	288,838	*
UBS AG London Branch(48)	29,500,000	4.92%	2,560,319	*
UBS AG London Branch f/b/o HFS(49)	17,000,000	2.83%	1,475,438	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.(50)	16,400,000	2.73%	1,423,364	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Bond Master Ltd.(50)	1,000,000	*	86,790	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Portfolio(50)	500,000	*	43,395	*
UBS Securities LLC(51)	9,450,000	1.58%	820,170	*
United Capital Management, Inc.(52)	250,000	*	21,697	*
Vicis Capital Master Fund(53)	1,000,000	*	86,790	*
Victus Capital, LP(53)	1,250,000	*	108,488	*
Waterstone Market Neutral Fund, LP(54)	123,000	*	10,675	*
Waterstone Market Neutral MAC 51, Ltd.(54)	130,000	*	11,282	*
Waterstone Market Neutral Offshore Fund, Ltd.(54)	747,000	*	64,832	*
Xavex Convertible Arbitrage 10 Fund(16)	1,350,000	*	117,167	*
Xavex Convertible Arbitrage 2 Fund(16)	890,000	*	77,243	*
Xavex Convertible Arbitrage 1 Fund(30)	250,000	*	21,697	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC(37)	603,000	*	52,334	*
Zola Partners, L.P.(30)	2,000,000	*	173,581	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(40)	353,000	*	30,637	*

Total	604,050		53,448,164

*
Less than 1%

(1)
Also includes any sale of the Debentures and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders after the effective date of the Registration Statement of which this prospectus forms a part. Information about such transferees, pledgees, donees or successors of the selling securityholders identified in this prospectus who acquire the Debentures or underlying shares of our common stock after the effective date of the Registration Statement of which this prospectus forms a part will be set forth in prospectus supplements. Information about other securityholders not identified specifically in this prospectus will, if required, be set forth in post-effective amendments to the Registration Statement, of which this prospectus forms a part.

(2)
Assumes conversion of all of the selling securityholder's Debentures at a conversion rate of 86.7905 per $1,000 principal amount of Debentures and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Debentures—Conversion Rights—General." As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(3)
Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the Debentures.

(4)
Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, using 381,544,833 shares of common stock outstanding as of July 31, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Debentures. However, we did not treat as outstanding the common stock issuable upon conversion of any other holder's Debentures.

(5)
David J. Harris and Howard Needle have voting and investment control over the securities beneficially owned by Acuity Master Fund, Ltd.

(6)
Paul Latronica has voting and investment control over the securities beneficially owned by Lyxor, HFR CA Opportunity Mst. Trust, Advent Convertible Master (Cayman) and Alpha US Sub Fund 4 LLC.

(7)
Advisory Convertible Arbitrage Fund (I) L.P. is affiliated with a broker-dealer. Advisory Convertible Arbitrage Fund (I) L.P. is a subsidiary of American Express Company, which is subject to the reporting requirements of the Exchange Act.

(8)
AM Investment Partners LLC, as investment manager, has voting and investment control of securities beneficially owned by AM International E MAC 63 Ltd., AM Master Fund I, LP and Lyxor/AM Investment Fund Ltd. The principals of AM Investment Partners LLC are Adam Stern and Mark Friedman.

(9)
Clark Hunt, Jonathan Bren and Ken Tananbaum have voting and investment control over the securities beneficially owned by Arbitex Master Fund, L.P. Arbitex Master Fund, L.P. is affiliated with a broker-dealer.

(10)
Henry J. Cox, through Argent Financial Group (Bermuda) Ltd., has voting and investment control over the securities beneficially owned by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.

(11)
Nathanial Brown and Robert Richardson, through Argent Management Company, LLC, have voting and investment control over the securities beneficially owned by Argent Classic Convertible Arbitrage Fund II L.P., Argent Classic Convertible Arbitrage Fund L.P., Argent LowLev Convertible Arbitrage Fund II, LLC, Argent LowLev Convertible Arbitrage Fund LLC, HFR CA Global Select Master Trust Account, Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent and Partners Group Alternative Strategies PCC Ltd.

(12)
Nathanial Brown and Robert Richardson, through Argent Financial Group (Bermuda) Ltd., have voting and investment control over the securities beneficially owned by Argent LowLev Convertible Arbitrage Fund Ltd.

(13)
Sid Bass has voting and investment control over the securities beneficially owned by B.B.T. Fund, L.P.; Concentrated Alpha Partners, L.P. and SRI Funds L.P.

(14)
Eric Lobben has voting and investment control over the securities beneficially owned by BTOP Multi Strategy Master Portfolio Ltd. and Pyramid Equity Strategy Fund. Each of BTOP Multi Strategy Master Portfolio Ltd. and Pyramid Equity Strategy Fund are affiliated with a broker-dealer.

(15)
Citadel Limited Partnership ("Citadel") is the trading manager of Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Each of Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. is under common control with certain broker-dealer affiliates. In addition, Citadel Equity Fund Ltd. directly owns a broker-dealer.

(16)
Nathanial Brown and Robert Richardson, through Argent International Management Company, LLC, have voting and investment control over the securities beneficially owned by Class C Trading Company, Ltd., Custom Investments PCC, Ltd., Silver Convertible Arbitrage Fund, LDC, Xavex Convertible Arbitrage 10 Fund and Xavex Convertible Arbitrage 2 Fund.

(17)
Michael Rosen and William Fertig have voting and investment control over the securities beneficially owned by Context Convertible Arbitrage Fund, LP and Context Convertible Arbitrage Offshore, Ltd.

(18)
Credit Suisse First Boston Europe Limited is itself, and is affiliated with, a broker-dealer. Credit Suisse First Boston Europe Limited did not receive the securities as compensation for investment banking services. Credit Suisse First Boston Europe Limited is a subsidiary of Credit Suisse Group, which is subject to the reporting requirements of the Exchange Act.

(19)
Credit Suisse First Boston LLC is a broker-dealer. Credit Suisse First Boston LLC did not receive the securities as compensation for investment banking services. Credit Suisse First Boston LLC is a subsidiary of Credit Suisse Group, which is subject to the reporting requirements of the Exchange Act.

(20)
DB AG London is affiliated with a broker-dealer. DB AG London is a subsidiary of Deutsche Bank Achten Gesellshaft, which is subject to the reporting requirements of the Exchange Act.

(21)
DKR Saturn Management L.P. ("DKR Saturn") is a registered investment adviser with the SEC and, as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd. DKR Saturn has retained certain individuals to act as the portfolio manager to DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd. managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. For securities covered by this prospectus, DKR Saturn Management Company L.P. has been retained to act as the portfolio manager to DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd. Ron Phillips and Mike Cotton have trading authority over DKR Saturn Event Driven Holding Fund Ltd. and DKR Saturn Multi-Strategy Holding Fund Ltd., respectively.

(22)
Fidelity Puritan Trust: Fidelity Balanced Fund is advised by Fidelity Management & Research Company. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and Fidelity Puritan Trust: Fidelity Balanced Fund each has sole power to dispose of the securities beneficially owned by Fidelity Puritan Trust: Fidelity Balanced Fund. The Board of Trustees of the Fidelity Balanced Fund has the sole power to vote or direct the voting of the securities beneficially owned by Fidelity Puritan Trust: Fidelity Balanced Fund. Fidelity Puritan Trust: Fidelity Balanced Fund is affiliated with broker-dealers.

(23)
The securities beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company serves as trustee or managing agent.

(24)
FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by FrontPoint Convertible Arbitrage Fund, L.P. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP LLC each disclaim beneficial ownership of the securities held by FrontPoint Convertible Arbitrage Fund, L.P. except for their pecuniary interest therein.

(25)
Goldman, Sachs & Co. is a broker-dealer. Goldman, Sachs & Co. did not acquire the securities as compensation for investment banking services. Goldman, Sachs & Co. is a subsidiary of Goldman Sachs Group Inc., which is subject to the reporting requirements of the Exchange Act.

(26)
HBK Master Fund L.P. also beneficially owns 292,500 shares of our common stock. Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akthar have voting and investment control over the securities beneficially owned by HBK Master Fund L.P. HBK Master Fund L.P. is affiliated with broker-dealers.

(27)
Glenn Dupin and Henry Swieca, principals of Highbridge Capital Management, trading advisor to HighBridge International LLC, have voting and investment control over the securities beneficially owned by HighBridge International LLC. HighBridge International LLC is affiliated with broker-dealers.

(28)
HSBC Asset Management (Americas) Inc. is affiliated with broker-dealers. HSBC Asset Management (Americas) Inc. is a subsidiary of HSBC USA, Inc., which is subject to the reporting requirements of the Exchange Act.

(29)
Mark Zola, member of Zola Capital Management, has voting and investment control over the securities beneficially owned by HSBC Trustee, Zola Managed Trust; Lyxor/Zola Fund, Ltd; Xavex Convertible Arbitrage 1 Fund and Zola Partners, L.P.

(30)
Thomas J. Ray, President and Chief Investment Officer of Inflective Asset Management, LLC, has voting and investment control over the securities beneficially owned by Huntrise Capital Leveraged Partners, LLC, Inflective Convertible Opportunity Fund I, L.P., Inflective Convertible Opportunity Fund I, Limited and Lyxor/Inflective Convertible Opportunity Fund Limited.

(31)
Jonathan M. Glaser and Daniel A. David have voting and investment control over the securities beneficially owned by JMG Triton Offshore Fund, Ltd.

(32)
Allan Teh, managing member of Kamunting Street Management, LLC, the general partner of the investment manager of Kamunting Street Master Fund, Ltd. has voting and investment control over the securities beneficially owned by Kamunting Street Master Fund, Ltd.

(33)
Van Nguyen, John Illuzi, Andrew Mitchell, Nathaniel Newlin, Timothy Walton and Venkatesh Reddy have voting and investment control over the securities beneficially owned by Laurel Ridge Capital, L.P.

(34)
Lehman Brothers Inc. is a subsidiary of Lehman Brothers Holdings Inc., which is subject to the reporting requirements of the Exchange Act. Lehman Brothers Inc. is a broker-dealer. Lehman Brothers Inc. did not acquire the securities as compensation for investment banking services.

(35)
Bruce Richards, Lou Hanover and Andrew Rabinowitz, the principals of Marathon Asset Management, LLC, the investment advisor to Marathon Global Convertible Master Fund, Ltd., have voting and investment control over the securities beneficially owned by Marathon Global Convertible Master Fund, Ltd.

(36)
Merrill Lynch, Pierce, Fenner & Smith Inc. is a subsidiary of Merrill Lynch & Co., Inc., which is subject to the reporting requirements of the Exchange Act. Merrill Lynch, Pierce, Fenner & Smith Inc. is a broker-dealer. Merrill Lynch, Pierce, Fenner & Smith Inc. did not acquire the securities as compensation for investment banking services.

(37)
The principals of TQA Investors, LLC, Robert Butman, George Esser, John Idone, Paul Bucci and Bartholomew Tesoriero, have voting and investment control over the securities beneficially owned by MSS Convertible Arbitrage 1 c/o TQA Investors, LLC, Sphinx Fund c/o TQA Investors, LLC, TQA Master Fund Ltd., TQA Master Plus Fund Ltd., Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC and Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC.

(38)
Oppenheimer Convertible Securities Fund is affiliated with a broker-dealer. Oppenheimer Convertible Securities Fund is a registered investment company under the Investment Company Act of 1940, as amended; Ted Everett, portfolio manager, has voting and investment control over the securities beneficially owned by Oppenheimer Convertible Securities Fund.

(39)
Larry Card, Elaine Havens, Simon Lee and Rex Olson have voting and investment control over the securities beneficially owned by Pacific Life Insurance Company.

(40)
President and Fellows of Harvard College also beneficially owns 55,179 shares of common stock. Harvard Management Company is a wholly-owned subsidiary of, and investment advisor to, the President and Fellows of Harvard College, and, as such, certain officers of Harvard Management Company as well as the Treasurer of Harvard University have voting and investment control over the securities beneficially owned by the President and Fellows of Harvard College.

(41)
Andrew Kaplan, Brian Swain and Louis Napoli have voting and investment control over the securities beneficially owned by Quattro Fund Ltd. and Quattro Multistrategy Master Fund L.P.

(42)
Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("RGC Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management. Each of RG Capital, RGC Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(43)
Amalgamated Gadget L.P. has voting and investment control over the securities beneficially owned by R2 Investments, LDC. Amalgamated Gadget L.P. is controlled by Scepter Holdings Inc., its sole general partner, which is in turn controlled by Geoffrey Raynor, who is the president and sole shareholder of Scepter Holdings Inc. R2 Investments, LDC is affiliated with a broker-dealer.

(44)
S.A.C. Arbitrage Fund, LLC also beneficially owns 646,635 shares of common stock. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors"), and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management"), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of the securities described in this prospectus.

(45)
Salomon Brothers Asset Management, Inc.'s beneficial ownership of $11,150,000 aggregate principal amount of the Debentures is composed of the following accounts for which it acts as discretionary investment advisor: (i) General Motors Investment Corp. ($7,500,000 aggregate principal amount), (ii) General Motors Broad Mandate ($400,000 aggregate principal amount) and (iii) Smith Barney Convertible Fund ($3,250,000 aggregate principal amount). Salomon Brothers Asset Management, Inc. is affiliated with a broker-dealer. Salomon Brothers Asset Management, Inc. is a subsidiary of Citigroup Inc., which is subject to the reporting requirements of the Exchange Act.

(46)
Mark Brugner has voting and investment control over the securities beneficially owned by Siemens Convertible Global Markets.

(47)
Teachers Insurance and Annuity Asociation of America ("TIAA") is a New York stock insurance company. The management of TIAA's general account assets, including the securities covered by this prospectus, is overseen by the Board of Trustees of TIAA (the "TIAA Board"). The TIAA Board's Investment Committee and Corporate Governance and Social Responsibility Committee perform certain oversight functions on behalf of the TIAA Board, with reports to the TIAA Board. TIAA is affiliated with broker-dealers.

(48)
UBS AG London Branch is a subsidiary of UBS AG, which is subject to the reporting requirements of the Exchange Act. UBS AG London Branch is affiliated with a broker-dealer.

(49)
UBS AG London Branch f/b/o HFS is a subsidiary of UBS AG, which is subject to the reporting requirements of the Exchange Act. UBS AG London Branch f/b/o HFS is affiliated with a broker-dealer. "HFS" is an acronym for UBS AG London Branch's "Hedge Fund Services" business and is not a distinct legal entity from UBS AG London Branch.

(50)
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd., UBS O'Connor LLC f/b/o O'Connor Global Convertible Bond Master Ltd. and UBS O'Connor LLC f/b/o O'Connor Global Convertible Portfolio are each subsidiaries of UBS AG, which is subject to the reporting requirements of the Exchange Act.

(51)
UBS Securities LLC also beneficially owns 197,861 shares of common stock. UBS Securities LLC is a broker-dealer. UBS Securities LLC did not acquire the securities as compensation for investment banking services. UBS Securities LLC is a subsidiary of UBS AG, which is subject to the reporting requirements of the Exchange Act.

(52)
United Capital Management, Inc. is a registered investment company under the Investment Company Act of 1940, as amended. James A Lustig, the principal of United Capital Management, Inc., has voting and investment control over the securities beneficially owned by United Capital Management, Inc.

(53)
John Succo, Shad Stastney and Sky Lucas have voting and investment control over the securities beneficially owned by Vicis Capital Master Fund and Victus Capital, LP. Victus Capital, LP is affiliated with a broker-dealer.

(54)
Shawn Bergerson, Chief Executive Officer, has voting and investment control over the securities beneficially owned by Waterstone Market Neutral Fund, LP, Waterstone Market Neutral MAC 51, Ltd. and Waterstone Market Neutral Offshore Fund, Ltd.

PLAN OF DISTRIBUTION

        The selling securityholders, or their transferees, donees, pledgees or others on their behalf, will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the Debentures or the shares of common stock by the selling securityholders. In connection with the initial offering of the Debentures, we entered into a registration rights agreement dated July 2, 2004, with the initial purchaser of the Debentures. Pursuant to that agreement, we are registering the Debentures and shares of common stock covered by this prospectus to permit holders to conduct public secondary sales of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Debentures and the shares of common stock covered by this prospectus. We estimate those expenses to be approximately $190,000, excluding expenses associated with the original issuance of the Debentures. Selling securityholders may also resell all or a portion of their Debentures or their common stock in reliance upon Rule 144 or Rule 144A under the Securities Act or any other available exemption, provided they meet the criteria and conform to the requirements of one of these rules.

        The selling securityholders may sell all or a portion of the Debentures and shares of common stock beneficially owned by them and offered hereby from time to time:

  •
  directly;

  •
  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the Debentures and shares of common stock for whom they may act as agent;

  •
  through the pledge of Debentures or shares of common stock as security for any loans or obligations, including pledges to brokers or dealers who may from time to time effect distributions of the Debentures or shares of common stock or other interests in the Debentures or shares of common stock;

  •
  through purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the Debentures or shares of common stock as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through exchange distributions in accordance with the rules of the applicable exchange;

  •
  in any combination of one or more of these methods; or

  •
  in any other lawful manner.

        The Debentures and the shares of common stock may be sold from time to time in one or more transactions at:

  •
  fixed prices, which may be changed;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the Debentures or shares of common stock offered by them hereby will be the purchase price of the Debentures or shares of common stock less discounts and commissions, if any.

        The sales described in the preceding paragraph may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the Debentures or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

  •
  in the over-the-counter market; or

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market.

        These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sale of the Debentures and the shares of common stock issuable upon conversion of the Debentures, the selling securityholders may, in compliance with the Securities Act, enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also, subject to the limitations described below, sell the Debentures and the shares of common stock issuable upon conversion of the Debentures short and deliver these securities to close out short positions or enter into option or other transactions with broker-dealer or other financial institutions that require the delivery of the Debentures or shares of common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling securityholders may also, subject to the limitations described below, engage in short sales against the box, puts, calls and other transactions in our securities or derivatives of our securities. Notwithstanding the foregoing, this prospectus and the Registration Statement of which it forms a part may not be used to dispose of the Debentures or the underlying shares of our common stock in connection with closing out short positions established prior to the effectiveness of the Registration Statement, of which this prospectus forms a part.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the Debentures and the shares of common stock offered by them pursuant to this prospectus.

        The outstanding shares of common stock are traded on the Nasdaq National Market.

        The selling securityholders that are also broker-dealers as set forth above under "Selling Securityholders" are "underwriters" within the meaning of the Securities Act. The other selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Debentures or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Debentures or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders are, or may be deemed to be, underwriters, the selling securityholders are, or may be, subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        As set forth above under "Selling Securityholders" several of the selling securityholders are broker-dealers or affiliates of broker-dealers. Each of these selling securityholders:

  •
  purchased its Debentures in the ordinary course of business and

  •
  at the time that the Debentures were purchased, had no agreement or understanding, directly or indirectly, with any person to distribute the Debentures or the underlying shares of our common stock.

        Because the selling securityholders are, or may be deemed to be, underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

  •
  the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

  •
  the aggregate amount and type of securities being offered;

  •
  the price at which the securities were sold and other material terms of the offering;

  •
  any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  •
  that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

        The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

        The Debentures were issued and sold on July 2, 2004 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers, as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchaser and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the Debentures and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying shares of common stock to engage in market-making activities with respect to the particular Debentures and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the Debentures and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and the underlying shares of common stock.

        Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

  •
  the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement;

  •
  the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and

  •
  the date on which there are no outstanding registrable securities.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the Debentures and shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or require a change to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in a 90-day period or 90 days in a 12-month period.

        There are no contractual arrangements between or among any of the selling securityholders and us with regard to the sale of the shares, and no professional underwriter in its capacity as such will be acting for the selling securityholders.

ERISA CONSIDERATIONS

        The Debentures and the common stock issuable upon conversion thereof may not be sold or transferred to, and each purchaser by its purchase of the Debentures shall be deemed to have represented and covenanted that it is not acquiring the Debentures or the common stock issuable upon conversion thereof for or on behalf of, and will not transfer the Debentures or the common stock issuable upon conversion thereof to, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and/or a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, which we call the Code, except that such purchase for or on behalf of such a plan shall be permitted:

          (i)    to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund, and the other applicable conditions of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

          (ii)   to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Debentures are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account, and the other applicable conditions of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

          (iii)  to the extent such purchase is made on behalf of a plan by (A) an investment adviser registered under the Investment Advisers Act of 1940, as amended, or the 1940 Act, that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had shareholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared within the two years immediately preceding such purchases in accordance with generally accepted accounting principles, or (B) a bank as defined in Section 202(a)(2) of the 1940 Act that has the power to manage, acquire or dispose of assets of a plan, with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, or (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a pension or welfare plan, which insurance company has as of the last of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a state authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company at the time of the transaction, and the other applicable conditions of such Prohibited Transaction Class Exemption 84-14 are otherwise satisfied;

          (iv)  to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA;

          (v)   to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60, and the other applicable conditions of such exemption are otherwise satisfied;

          (vi)  to the extent such purchase is made by an in-house asset manager within the meaning of Part IV (a) of Prohibited Transaction Class Exemption 96-23, such manager has made or properly authorized the decision for such plan to purchase Debentures, under circumstances such that the applicable conditions of Prohibited Transaction Class Exemption 96-23 are satisfied to permit the purchase and holding of such Debentures; or

          (vii) to the extent such purchase will not otherwise give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable.

The purchaser acknowledges that we and others will rely upon the truth and accuracy of the above acknowledgements, representations and agreements. The purchaser agrees that if any of the acknowledgements, representations or agreements the purchaser is deemed to have made by the purchase of Debentures is no longer accurate, the purchaser will promptly notify us. If the purchaser is purchasing any Debentures as a fiduciary or agent for one or more investor accounts, the purchaser represents that the purchaser has sole investment discretion with respect to each of those accounts and that the purchaser has full power to make the above acknowledgements, representations and agreements on behalf of each account.

LEGAL MATTERS

        The validity of the Debentures and the common stock issuable upon conversion of the Debentures has been passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Novell, Inc. appearing in Novell's Annual Report on Form 10-K for the year ended October 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$600,000,000

Novell, Inc.

0.50% Convertible Senior Debentures due 2024
and Common Stock issuable upon
Conversion of the Debentures

P R O S P E C T U S

September 2, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC registration fee.

Amount to Be Paid by Registrant
SEC registration fee	$76,020
Printing fees and expenses	25,000
Legal fees and expenses	60,000
Accounting fees and expenses	20,000
Miscellaneous	8,980
Total	$190,000

        The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Novell, Inc. is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that each Delaware corporation may indemnify any person, including a director or officer, who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to an officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the board of directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance. Section 145 of the Delaware General Corporation Law, accordingly, authorizes a court to award, or a Delaware corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        Further, in accordance with the Delaware General Corporation Law, Article VIII of our Restated Certificate of Incorporation eliminates the liability of any of our directors to us and our stockholders for monetary damages for breaches of such director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law (regarding the directors' duty not to declare improper dividends); and

(iv) for any transaction from which the director derived an improper personal benefit. Article VI of our Bylaws provides for indemnification of our directors, officers and authorized agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification provision include any of our current or former directors, officers, employees and other agents, as well as persons who serve at our request as directors, officers, employees or agents of another enterprise.

        Finally, we have entered into contractual agreements with certain of our officers designated by the Board of Directors to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in our Bylaws or by the Delaware General Corporation Law. We consider the maintenance of such arrangements to be vital in attracting and retaining the services of qualified officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.    EXHIBITS

        The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description
3.1	Restated Certificate of Incorporation, as amended and restated as of July 10, 2001, together with amendments thereto to date, incorporated by reference to Exhibit 3.1 to the Registrant's periodic report on Form 10-Q filed June 14, 2004.
3.2	Bylaws of the Registrant, as amended and restated November 11, 2002, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 2002.
4.1	Preferred Shares Rights Agreement, dated as December 7, 1988, as amended and restated effective September 20, 1999, by and between Novell, Inc. and Chasemellon Shareholder Services, L.L.C., incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-A, dated December 13, 1999.
4.2	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 filed November 30, 1984.
4.3	Indenture, dated as of July 2, 2004, between Novell, Inc., and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on the Form 10-Q for the quarter ended July 31, 2004.
4.4	Form of 0.50% Convertible Senior Debenture (included in Exhibit 4.3).
4.5	Registration Rights Agreement, dated as of July 2, 2004, between Novell, Inc. and Citigroup Global Markets Inc., incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on the Form 10-Q for the quarter ended July 31, 2004
5.1	Opinion of Morgan, Lewis & Bockius LLP.*
12.1	Statement re Computation of Ratios.**

23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page of this Registration Statement).*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee on Form T-1.*

*
Previously filed.

**
Filed herewith.

ITEM 17.    UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

\

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts on September 2, 2005.

NOVELL, INC.

By:	/s/ JOSEPH S. TIBBETTS, JR. Joseph S. Tibbetts, Jr. Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

* Jack L. Messman	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 2, 2005
/s/ JOSEPH S. TIBBETTS, JR. Joseph S. Tibbetts, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	September 2, 2005
* Albert Aiello	Director	September 2, 2005
* Fred Corrado	Director	September 2, 2005
* Richard L. Crandall	Director	September 2, 2005
* Claudine B. Malone	Director	September 2, 2005

* Richard L. Nolan	Director	September 2, 2005
* Thomas G. Plaskett	Director	September 2, 2005
* John W. Poduska, Sr.	Director	September 2, 2005
* James D. Robinson, III	Director	September 2, 2005
* Kathy Brittain White	Director	September 2, 2005
*By:	/s/ JOSEPH S. TIBBETTS, JR. Joseph S. Tibbetts, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation, as amended and restated as of July 10, 2001, together with amendments thereto to date, incorporated by reference to Exhibit 3.1 to the Registrant's periodic report on Form 10-Q filed June 14, 2004.
3.2	Bylaws of the Registrant, as amended and restated November 11, 2002, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 2002.
4.1
Preferred Shares Rights Agreement, dated as December 7, 1988, as amended and restated effective September 20, 1999, by and between Novell, Inc. and Chasemellon Shareholder Services, L.L.C., incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-A, dated December 13, 1999.
4.2	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 filed November 30, 1984.
4.3
Indenture, dated as of July 2, 2004, between Novell, Inc., and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.
4.4	Form of 0.50% Convertible Senior Debenture (included in Exhibit 4.3).
4.5
Registration Rights Agreement, dated as of July 2, 2004, between Novell, Inc. and Citigroup Global Markets Inc., incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.
5.1	Opinion of Morgan, Lewis & Bockius LLP.*
12.1	Statement re Computation of Ratios.**
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page of this Registration Statement).*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee on Form T-1.*

*
Previously filed.

**
Filed herewith.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
SUMMARY
Novell, Inc.
Corporate Information
Risk Factors
The Offering
Summary Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
ERISA CONSIDERATIONS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX